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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SEMTECH CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Semtech Corporation
200 Flynn Road
Camarillo, California 93012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 24, 2010

To our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Semtech Corporation (the "Company") will be held at the Hyatt Westlake Plaza, 880 South Westlake Boulevard, Westlake Village, California 91361 on Thursday, June 24, 2010 at 11:00 a.m., Pacific Daylight Savings Time. The purposes of the meeting are to:

      1.
      elect eight directors from the candidates nominated by the Company's Board of Directors to hold office until the next annual meeting or until their respective successors are duly elected and qualified;

      2.
      consider and act on a proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accountant for the Company for fiscal year 2011; and

      3.
      transact any other business which may properly come before the Annual Meeting or any adjournments or postponements thereof.

The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 30, 2010. Holders of a majority of the outstanding shares of the Company's common stock as of the record date must be present in person or by proxy in order for the meeting to be held.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE. A return envelope is enclosed for your convenience.

The Proxy Statement, proxy and the Company's Annual Report to Stockholders are first being mailed to stockholders on or about May 18, 2010.

By Order of the Board of Directors

Randall H. Holliday Secretary

May 18, 2010
Camarillo, California

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on
June 24, 2010: The Proxy Statement and the Company's Annual Report for fiscal year 2010 are available at
https://materials.proxyvote.com/816850

 DIRECTIONS FOR ATTENDING THE 2010 ANNUAL MEETING

We will hold the 2010 Annual Meeting at the Hyatt Westlake Plaza, 880 South Westlake Boulevard, Westlake Village, California 91361. Set forth below is a map illustrating the location of the Hyatt Westlake Plaza.

Directions to the Hyatt Westlake Plaza

For stockholders of record, the detachable portion of your proxy card is your ticket to the 2010 Annual Meeting. Please present your ticket when you reach the registration area at the 2010 Annual Meeting.

For stockholders who hold shares through a brokerage firm, bank or other holder of record, please use a copy of your latest account statement showing your investment in our common shares as your admission ticket for the meeting. Please present your account statement to one of our representatives at the 2010 Annual Meeting. Please note that you cannot vote your shares at the 2010 Annual Meeting unless you have obtained a legal proxy from your broker, bank or other stockholder of record. A copy of your account statement is not sufficient for this purpose.

 SEMTECH CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
June 24, 2010

PROXY STATEMENT

The Board of Directors ("Board") of Semtech Corporation (the "Company," "we," "us" or "our"), 200 Flynn Road, Camarillo, California, 93012, furnishes this proxy statement (this "Proxy Statement") in connection with its solicitation of proxies to be voted at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Hyatt Westlake Plaza, 880 South Westlake Boulevard, Westlake Village, California 91361 on Thursday, June 24, 2010 at 11:00 a.m., Pacific Daylight Savings Time, or at any adjournments or postponements thereof (the "Annual Meeting").

We began mailing our proxy materials to stockholders on or about May 18, 2010.

What am I voting on and what are the Board's recommendations?

Number	Proposal	Board's Recommendation

1	To elect eight directors to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. The nominees are:

        Mr. Glen M. Antle
        Mr. W. Dean Baker
        Mr. James P. Burra
        Mr. Bruce C. Edwards
        Mr. Rockell N. Hankin
        Mr. James T. Lindstrom
        Mr. Mohan R. Maheswaran
	Gen. John L. Piotrowski USAF (Ret.)	For the election of each of the nominees

2	To ratify the appointment of Ernst & Young LLP as the independent registered public accountant for the Company for fiscal year 2011	For ratification for fiscal year 2011

Current director James T. Schraith informed the Board of Directors of the Company on March 2, 2010 of his decision to not seek re-election to the Board at the Company's Annual Meeting. Mr. Schraith will retire from the Board after 15 years of service effective as of the date of the Annual Meeting, when his current term as a director expires.

Who is entitled to vote?

Stockholders as of the close of business on April 30, 2010 (the "Record Date") are entitled to vote and are entitled to attend the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Stockholders are not entitled to cumulative voting.

Who are the largest principal shareholders?

See "BENEFICIAL OWNERSHIP OF SECURITIES" elsewhere in this Proxy Statement for a table setting forth each owner of greater than 5% of the Company's common stock as of April 30, 2010.

What percentages of stock do the directors and officers own?

Together, they own about 5.3% of Semtech common stock as of April 30, 2010. For information regarding the ownership of our common stock by management, see the section entitled "BENEFICIAL OWNERSHIP OF SECURITIES" elsewhere in this Proxy Statement.

What does it mean if I get more than one proxy card?

It means that you hold shares registered in more than one account. You must return all proxies to ensure that all of your shares are voted.

How do I vote?

Recordholders: Stockholders may vote in person at the Annual Meeting, or by proxy via the proxy card, or via telephone or internet as instructed on the proxy card. If you will be returning your vote by use of the proxy card, indicate your voting preferences on the proxy card, sign and date it, and return it in the prepaid envelope provided with this Proxy Statement. If you return a signed proxy card but do not indicate your voting preferences, the proxies named in your proxy card will vote FOR all proposals on your behalf. You have the right to revoke your proxy any time before the meeting by (1) notifying the Company's Secretary, or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting.

If you hold Semtech shares in "street name": Your broker, bank or other nominee will ask for your instructions, generally by means of a voting instruction form. If you do not provide voting instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Please note that, because of a recent change in the rules to which brokers are subject, unlike previous annual meetings, brokers do not have discretionary authority to vote on the election of directors (Proposal Number 1). Consequently, without your voting instructions, your brokerage firm cannot vote your shares with respect to Proposal Number 1. However, brokers do have discretionary authority to vote on the ratification of the appointment of the independent registered public accountant (Proposal Number 2). Therefore, your broker will be able to vote your shares with respect to Proposal Number 2 even if it does not receive instructions from you, so long as it holds your shares in its name.

How are the votes counted?

A "broker non-vote" occurs when a bank, broker or other record holder of the Company's shares does not vote on a proposal because it does not have discretionary voting authority and it has not received instructions from the beneficial owner on how to vote on the proposal. Abstentions and broker non-votes are counted in determining the number of shares present and voting, with each tabulated separately. Abstentions are counted in tabulations of votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

What constitutes a quorum?

As of the Record Date, 62,091,081 shares of the Company's common stock were issued and outstanding. The presence, either in person or by proxy, of the holders of a majority of these outstanding shares is necessary to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed for approval of each item?

Proposal Number 1. Directors will be elected by a plurality of the votes cast in person or by proxy, meaning the eight nominees receiving the most votes will be elected as directors. Stockholders are not entitled to cumulative voting with respect to the election of directors.

Proposal Number 2. The ratification of the appointment of our independent registered public accountant will be ratified if a majority of the votes present in person or by proxy and entitled to vote on the matter are voted in favor of the proposal.

Who will count the vote?

BNY Mellon Shareowner Services will tabulate the votes and act as inspector of election at the Annual Meeting.

Who pays for the cost of this proxy solicitation?

The Company pays for the cost of soliciting proxies on behalf of the Board. The Company also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners. Proxies may be solicited by mail, telephone, other electronic means or in person.

Proxies may be solicited by directors, officers and regular, full-time employees of the Company, none of whom will receive any additional compensation for their services.

How can I obtain a copy of the Company's Annual Report?

We will promptly provide, on written or oral request and without charge, a copy of the Company's annual report on Form 10-K for the fiscal year ended January 31, 2010, including financial statements and financial statement schedules, to any person whose proxy is solicited by this statement or any beneficial owner of our common stock. Requests should be directed to Randall H. Holliday, Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111. Copies of the Company's SEC filings are also available under the "Investors" page of the Company's website at www.semtech.com. Any stockholder desiring additional proxy materials, a copy of any other document incorporated by reference in this Proxy Statement, or a copy of the Company's Bylaws should similarly contact the Company's Secretary.

How many copies of this Proxy Statement will I receive if I share my mailing address with another security holder?

Unless we have been instructed otherwise, we are delivering only one Proxy Statement to multiple security holders sharing the same address. This is commonly referred to as "householding." We will however, deliver promptly a separate copy of this Proxy Statement to a security holder at a shared address to which a single copy of this Proxy Statement was delivered, on written or oral request. Requests for copies of the proxy statement or requests to cease householding in the future should be directed to Randall H. Holliday, Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111. If you share an address with another stockholder and wish to receive a single copy of this Proxy Statement, instead of multiple copies, you may direct this request to us at the address or telephone number listed above. Stockholders who hold shares in "street name" may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Where can I find general information about the Company?

General information about us can be found on our website at www.semtech.com. The information on our website is for informational purposes only and should not be relied on for investment purposes. The information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this or any other report that we file with the Securities and Exchange Commission ("SEC"). We make available free of charge, either by direct access on our website or a link to the SEC's website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. Our reports filed with, or furnished to, the SEC are also available directly at the SEC's website at www.sec.gov.

 ELECTION OF DIRECTORS
(Proposal Number 1)

Eight directors are to be elected at the Annual Meeting, each to serve until the following annual meeting or until a successor is elected and qualified. All of the nominees were elected to their present terms of office by the stockholders, have consented to be named as nominees, and have indicated their intent to serve if elected. Unless a stockholder directs otherwise in its proxy card, it is intended that the proxies solicited by management will be voted for the election of the nominees listed in the following table. If any nominee should refuse or be unable to serve, the proxies named in the proxy card will vote the shares for such other person, if any, as shall be designated by the Board.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW

Name, Age as of June 24, 2010, and Positions with the Company	Principal Occupation, Business Experience, Directorships and Qualifications
Rockell N. Hankin Age 63 Director since 1988, Chairman since 2006 Finance Committee Nominating & Governance Committee	Private investor from January 2006 to date. Chief Executive Officer and Principal, Hankin & Co., a diversified business advisory and investment banking firm from June 1986 through December 2005.
Director, Sparta, Inc. 1991-June 2008. Director of a private company. Vice Chair of the Kavli Foundation.

Mr. Hankin speaks regularly on corporate governance issues including at the Duke Capital Markets Director's Education Institute, UCLA's Director Certification Program, University of Maryland's Directors' Institute and various other corporate governance programs.

Qualifications: Mr. Hankin's qualifications to serve as a member of the Board of Directors include his 21 years of experience as Director of the Company, his experience as chairman or a director on other public and private companies, and his advisory and corporate governance expertise.
James P. Burra Age 67 Director since 1991, Vice Chairman since 2007 Audit Committee Chair
Chief Executive Officer and majority owner of Endural LLC, a manufacturer of a proprietary line of vacuum formed, high density polyethylene containers, since October 2006 and Chief Executive Officer of predecessors since 1989.
Former director of Earl Scheib, Inc., an operator of retail automobile paint and body shops. Former director of Hoover Group, Inc., former parent of Endural LLC.

Qualifications: Mr. Burra's qualifications to serve as a member of the Board of Directors include his 19 years of experience as Director of the Company, his senior executive management experience as a Chief Financial Officer as well as Chief Executive Officer, his experience in public company finance and accounting, and his experience as a director of other public companies.

Name, Age as of June 24, 2010, and Positions with the Company	Principal Occupation, Business Experience, Directorships and Qualifications
Glen M. Antle Age 71 Director since 2002 Compensation Committee Nominating & Governance Committee
Acting Chief Executive Officer of Trident from November 2006 to October 2007. Chairman of the Board of Directors of Quickturn Design Systems, Inc., an electronic design automation company, from June 1993 to June 1999. Co-founded ECAD, Inc., now Cadence Design Systems, Inc., and served as Chief Executive Officer and Chairman of its Board of Directors from 1982 to 1988.
Director of Trident Microsystems, Inc. from 1992 to February 2010 and Chairman of the Board of Trident Microsystems, Inc. from November 2006 to November 2009.

Qualifications: Mr. Antle's qualifications to serve as a member of the Board of Directors include his management experience with technology companies and his executive experience as a director and a Chairman of a publicly-traded semiconductor company.
W. Dean Baker Age 67 Director since 2006 Compensation Committee Chair
President of NanoPrecision Holding Company, Inc., a privately held company engaged in the development and manufacture of ultra-precision machined mechanical components, since October 2007. Consultant to firms in the technology sector on program reviews as well as evaluations of technical, management and strategic matters since 1999. Previously served in a variety of leadership positions at Northrop Grumman Corporation, a leading defense contractor, including Vice-President and General Manager of the Defensive Systems Division, Vice-President and General Manager of Combat Support Systems, and Vice-President and TSSAM Program Manager for the Aircraft Division.
Director of NanoPrecision Holding Company and its wholly-owned subsidiary, NanoPrecision Products, Inc., and Data Display Products, a privately held provider of custom LED lighting products.

Qualifications: Mr. Baker's qualifications to serve as a member of the Board of Directors include his senior executive management and program management experience in the aerospace and defense industry, his expertise in providing technical, managerial, and strategy services to technology companies, and his service as a director of other private companies.

Name, Age as of June 24, 2010, and Positions with the Company	Principal Occupation, Business Experience, Directorships and Qualifications
Bruce C. Edwards Age 56 Director since 2006 Audit Committee Finance Committee
Executive Chairman Emeritus of Powerwave Technologies, Inc., a leading supplier of antenna systems, base station subsystems and coverage solutions to the wireless communications industry, since November 2007 and Executive Chairman from February 2005 through November 2007. Chief Executive Officer of Powerwave from February 1996 through February 2005. Previously held executive and financial positions at AST Research, Inc, a personal computer company, AMDAX Corporation, a manufacturer of RF modems, and public accounting firm Arthur Andersen and Co.
Director of Emulex Corporation and SouthWest Water Company.

Qualifications: Mr. Edward's qualifications to serve as a member of the Board of Directors include senior executive management and accounting and financial experience at publicly-traded technology companies and his experience as a director of other public companies.
James T. Lindstrom Age 64 Director since 2002 Audit Committee Nominating & Governance Committee Chair
Chief Financial Officer since March 2005 at eSilicon Corporation, a semiconductor Value Chain Producer that designs, manufactures, produces and ships tested packaged products for fabless semiconductor companies and system original equipment manufacturers. Independent consultant from August 2004 to March 2005. From August 2002 through August 2004, Chief Financial Officer of AmmoCore Technology, Inc., a provider of design implementation solutions for the rapid delivery of complex deep sub-micron system ICs. Previously Vice President, Finance and Administration and Chief Financial Officer of Silicon Perspective Corp., which merged with Cadence Design Systems, and Vice President, Chief Operating Officer of Lexra, Inc., a supplier of microprocessor cores designed for the embedded system-on-a-chip market.
Director of Lexra, Inc., a private company, from 1999 until company dissolution in December 2009.

Qualifications: Mr. Lindstrom's qualifications to serve as a member of the Board of Directors include his experience as a director and senior financial executive at companies operating in relation to the semiconductor industry.

Name, Age as of June 24, 2010, and Positions with the Company	Principal Occupation, Business Experience, Directorships and Qualifications
Mohan R. Maheswaran Age 46 Director since 2006
President and Chief Executive Officer of the Company since April 2006. He was Executive Vice President and General Manager of Intersil Corporation, a company that designs and manufactures analog semiconductors, from June 2002 until March 2006, responsible for managing and overseeing the design, development, applications and marketing functions for Intersil's Analog Signal Processing Business unit. From June 2001 to May 2002, Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. Previously employed by Elantec Semiconductor as Vice President of Business Development and Corporate Strategy; by Allayer Communications, a communications IC startup acquired by Broadcom; and by IBM Microelectronics, Texas Instruments, Hewlett Packard and Nortel Communications.

Qualifications: Mr. Maheswaran's qualifications to serve as a member of the Board of Directors include his years of senior executive, management, and development experience at analog semiconductor companies.
John L. Piotrowski USAF (Ret.) Age 76 Director since 2002 Compensation Committee
President and Chief Executive Officer of Aerospace and Management Consulting, an aerospace and technology consulting company, since 1991. Consultant on National Security Programs to aerospace corporations, Senior Advisor to aerospace corporations, the Air Force Research Lab, Joint National Integration Facility (JNIC), the Ground Based Midcourse Ballistic Missile Defense Program Manager, and Missile Defense Agency. Vice President of Science Applications International Corporation (SAIC) from 1995 through January 2000, then consulting employee of SAIC until retirement in February 2004. Previously a member of the Defense Science Board and consultant and advisor for Lawrence Livermore National Lab and Los Alamos National Lab. Retired from the United States Air Force in 1990 after serving as Commander-in-Chief (CINC) North American Aerospace Defense (NORAD) Command and CINC U.S. Space Command and Vice Chief of Staff.

Qualifications: Mr. Piotrowski's qualifications to serve as a member of the Board of Directors include his extensive public and private sector senior leadership experience, up to and including service at the U.S. Air Force Air Staff senior executive officer level, and his consulting and advisory experience in the aerospace systems government sector.

 CORPORATE GOVERNANCE

Code of Conduct

The Board has adopted a written Code of Conduct that applies to our directors and employees of the Company, including our Chief Executive Officer and our Chief Financial Officer. The Code of Conduct, which is the Company's written code of ethics under NASDAQ and SEC rules, expresses the Company's commitment to the highest standards of ethical business conduct.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines that set forth key principles that guide its actions. Some of these principles are discussed below.

Independence

Our Board has determined that all current directors, other than Mr. Maheswaran, are independent under applicable NASDAQ and SEC rules, and the Board is comprised of a majority of independent directors. The Board determined that Mr. Maheswaran does not meet the independence standards due to his employment by the Company.

Board Leadership Structure

The Chief Executive Officer and Chairman of the Board are separate positions under the Board's current leadership structure. The Chief Executive Officer establishes the corporate direction and strategy, and is responsible for the day-to-day leadership of the Company. The Chief Executive Officer is subject to certain Board-established grants of authority and a Board review policy, under which the Board of Directors reserves for its action certain material, key strategic, or related matters, and notes matters of Company action on which the Board of Directors is to be kept informed. The Chairman of the Board provides guidance to the Chief Executive Officer, presides over the meetings of the stockholders and directors, and guides the Board in fulfilling its obligations. The Chairman of the Board and the Chief Executive Officer hold meetings on a monthly basis (or more frequently as necessary) to discuss both near term and longer range strategic matters. The Chairman of the Board and the Chief Executive Officer collaborate on the preparation of the agenda for each regular Board meeting to set matters to be presented to the Board for its information, attention and action as necessary. Following each meeting of the Board of Directors after the independent directors have met in executive session per the Board's standard practice, the Chairman of the Board meets with the Chief Executive Officer to provide feedback on matters raised during the meeting of the Board, and on matters considered for further action or follow-up. On behalf of the Board, the Chairman of the Board also provides one-on-one performance feedback to the Chief Executive Officer. The Board feels this structure facilitates efficient management oversight and enables the Board to effectively meet its governance duties.

The Board's Role in Risk Oversight and Management

The Board actively oversees risk management of the Company. The Audit Committee serves as the focal point at the Board level for overseeing the Company's overall risk management process. Among its duties, the Audit Committee reviews with management (a) the Company's policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company's system of disclosure controls and system of internal controls over financial reporting, and (c) the Company's compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact the Company's contingent liabilities and risks.

During our fiscal year 2010, the Company conducted, with Audit Committee oversight and participation, an enterprise risk assessment evaluation. Attention was placed on all major functions of the organization to evaluate and enhance (where needed) risk identification, oversight, and management. Results of the fiscal year 2010 enterprise risk assessment survey were reported to the full Board of Directors for evaluation, identification of matters for additional attention, and overall risk management. The Audit Committee continues to oversee and ensure fulfillment of management initiatives instituted to address risks identified in the enterprise risk assessment report.

Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. After receiving a report from a committee, the full Board provides guidance as it deems necessary.

Specific Company management functions are responsible for day-to-day risk management. Our finance, legal, and internal audit areas serve as the primary monitoring and testing functions for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

The Board believes that its grants of authority to the Chief Executive Officer and the Board review policy for the Chief Executive Officer as noted above in "Board Leadership Structure" serve to oversee and manage risks by ensuring that the Board is kept well informed on material matters, and is the ultimate approving authority for selected matters. The Board also receives regular reports from the Chief Executive Officer reporting on areas involving operational, human resources, legal, compliance, financial and strategic risks, as well as reports from senior officers of the Company on selected matters as requested from time to time by the Board as part of its recurring meeting process. The full Board receives such reports from the Chief Executive Officer and senior executives to enable the Board to understand the identification, management and mitigation strategies for the reported risks.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Risk Assessment in Compensation Programs

In compliance with new SEC disclosure requirements, we have evaluated our compensation policies and practices to determine if any of our programs create risks that are reasonably likely to have a material adverse effect on the Company. We have concluded that our compensation policies and practices do not create any such risks. We evaluated our executive, as well as our broad-based compensation and benefits programs on a worldwide basis. We focused on looking at whether any program's elements, criteria, purposes or objectives create undesired or unintended risk of a material nature. While all programs were evaluated, primary review and attention was placed on programs having potential for variable payouts where an individual participant or small groups of participants might have the ability to directly affect, control or impact payout results. We are satisfied that all compensation programs are structured with appropriate controls, objective measurement variables, review authorities and payment methodologies that, in the aggregate, are designed and administered so that there is not any reasonable likelihood of material adverse risks to the Company arising from or caused by any of our compensation programs. In addition, "claw-back" rights and provisions in applicable executive compensation plans as discussed below in our "COMPENSATION DISCUSSION AND ANALYSIS" are additional safeguards that encourage executives to refrain from making risky decisions or taking actions that could harm the Company.

In particular, base salaries are fixed in amount and are, therefore, not susceptible of encouraging unnecessary or excessive risk taking. Although the performance-based, short-term annual cash incentives focus on achievement of short-term individual performance and business-related goals, which could encourage taking of short-term risks at the expense of long-term goals, this element of compensation is offset and balanced by the Company's use of long-term, multi-year incentive programs that are designed to align our executives' interests with those of the Company's stockholders. We believe that long-term, multi-year incentive programs do not encourage unnecessary or excessive risk taking because the ultimate value of these programs is tied to the value of the Company's stock and the grant dates and vesting dates are staggered over multiple years to ensure that executives have a significant stake in the long-term performance of the Company's stock.

Evaluation of Chief Executive Officer Performance

In concert with our Compensation Committee per that Committee's charter, the Board of Directors oversees and evaluates the performance of the Chief Executive Officer on an ongoing basis, including a formal annual performance review. Such evaluation includes regular assessment of his performance against goals and objectives established in connection with his compensation programs, as well as his overall performance in leading and managing the Company.

Transactions with Related Parties

We have adopted a written Related-Person Transaction Policy, approved by the Audit Committee and the Board, which provides guidelines for the disclosure, review, ratification and approval of transactions with our directors, executive officers, 5% shareholders and their immediate family members in which the amount involved exceeds or reasonably can be expected to exceed $120,000. The policy supplements our other policies or procedures that may be applicable to a transaction, including our Code of Conduct. Under the Code of Conduct, all directors and employees are expected to avoid actual or apparent conflicts between personal interests and interests of the Company. The policy is administered by the Audit Committee and related-person transactions must be terminated unless approved or ratified by the Audit Committee in accordance with the terms of the policy. In making its determination, the Audit Committee is to take into account all relevant factors and material facts it deems significant including:

      •
      the size and materiality of the transaction and the amount of consideration payable to the related-person;

      •
      the nature of the interest of the related-person;

      •
      whether the transaction may involve a conflict of interest;

      •
      whether the transaction involves the provision of goods or services to the Company that are readily available from unaffiliated third parties on better terms;

      •
      whether there are business reasons to enter into the transaction; and

      •
      whether the transaction is fair to the Company.

Since January 26, 2009, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, persons who we know hold more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than compensation agreements and other arrangements, which are described elsewhere in this Proxy Statement.

Meetings

Directors are expected to devote sufficient time to the Board and its committees and to carry out their duties and responsibilities effectively. It is expected that each director will be available to attend all meetings of the Board and any committees on which the director serves, as well as the Company's annual meeting of shareholders. During the Company's last fiscal year, the Board held five regularly scheduled meetings, five special meetings and 24 committee meetings. Each of the incumbent directors attended 75% or more of the aggregate of the meetings of the Board and the meetings of the committees of the Board on which he served. As is our practice, the independent directors met in an executive session without management present at several of these meetings, including at six board meetings and four committee meetings. It is the policy of the Company that all of the directors attend the annual meetings of stockholders unless important personal reasons prohibit it. All of our directors attended last year's Annual Meeting, held in June 2009.

Continuing Education

Each director is expected to take steps reasonably necessary to enable the director to function effectively on the Board and Board committees on which the director serves, including becoming and remaining well informed about the Company, the industry, and business and economic trends affecting the Company. Each director is also expected to take steps reasonably necessary to keep informed on principles and practices of sound corporate governance. The Company provides each director with membership in the National Association of Corporate Directors ("NACD") and each director is required to attend, at the Company's expense, an accredited director education program at least once every two years. Since the last annual meeting of stockholders, all of our directors have fulfilled or exceeded this requirement through participation in programs sponsored by prominent universities, the NACD and other professional organizations.

Committees

The Board has an Audit Committee, Compensation Committee, Finance Committee, and Nominating and Governance Committee. Committee assignments and designations of committee chairs are made annually by a vote of the Board at the annual organizational meeting of directors held in conjunction with the annual meeting of stockholders. All committees are authorized to engage advisors as deemed necessary to carry out their duties and each committee is charged with conducting an annual self-evaluation and assessment of its charter. Current committee assignments are set forth in the following table.

Director	Audit	Compensation	Finance	Nominating and Governance

Rockell N. Hankin, Chairman of the Board			Member	Member

James P. Burra, Vice Chairman of the Board	Chair

Glen M. Antle		Member		Member

W. Dean Baker		Chair

Bruce C. Edwards	Member		Member

James T. Lindstrom	Member			Chair

John L. Piotrowski		Member

James T. Schraith (1)			Chair

Number of meetings during FY10	9	8	3	4

(1)
Mr. Schraith will retire from the Board effective as of the date of the Annual Meeting, when his current term as a director expires.

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that each member of the Audit Committee is independent as defined by NASDAQ and SEC rules applicable to audit committee members, is financially sophisticated as defined by NASDAQ rules, and is an audit committee financial expert as defined by SEC rules.

The Audit Committee's responsibilities are set forth in a written charter and include appointing and overseeing the engagement of the Company's independent registered public accounting firm; reviewing the scope and results of the audit conducted by the independent accountant; reviewing the Company's significant accounting policies; reviewing the Company's cash management, foreign exchange management, and investment management policies; overseeing the Company's internal audit function; reviewing the independent accountant's assessment of the adequacy of the Company's internal controls over financial reporting; overseeing the Company's financial risk assessment and risk management policies; and reviewing and approving the financial statements to be included in the Company's Annual Reports on Form 10-K. The Audit Committee meets periodically with the Company's independent registered public accountant outside the presence of Company management. The Audit Committee has also been designated by the Board to serve as the Company's Qualified Legal Compliance Committee, within the meaning of Section 205 of the SEC's Standards of Professional Conduct for Attorneys.

The Audit Committee has adopted a policy regarding pre-approval of services to be provided by the Company's independent registered public accountant, which is described below under the heading "POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES," and procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, which are described below under the heading "CONTACTING THE BOARD OF DIRECTORS."

Compensation Committee

The Compensation Committee's written charter requires that it consist of no fewer than three Board members who satisfy the independence requirements of NASDAQ and applicable law. At all times during fiscal year 2010, the Compensation Committee consisted of three Board members, each of whom the Board has affirmatively determined satisfies these independence requirements. The Compensation Committee charter sets forth the purpose and responsibilities of the Compensation Committee, which include the following:

•
reviewing and approving goals and objectives for Mr. Maheswaran, our Chief Executive Officer, and evaluating his performance against those goals and objectives;

•
determining (or recommending to the Board for determination) all elements of the Chief Executive Officer's compensation and that of our other executive officers;

•
reviewing the Company's management development programs and succession plans;

•
overseeing and periodically reviewing the operation of the Company's incentive programs and benefit plans;

•
carrying out all responsibilities and functions assigned to it by the documents governing the Company's incentive programs and benefit plans;

•
making and approving equity awards; and

•
reviewing and making recommendations to the Board with respect to the compensation of our directors who are not also employed by the Company ("Non-Employee Directors").

The Compensation Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel, consultants and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management.

Finance Committee

The Finance Committee's written charter charges it with advising the Board on matters of finance, including the following:

•
assisting the Board in setting policies governing the strategic investment in, or acquisition of, securities or other assets;

•
advising with respect to the capital structure of the Company, including the issuance of both debt and equity securities; and

•
advising with respect to the Company's dividend policy.

In May 2009, the Finance Committee adopted a revised Finance Committee Charter that converted the Committee from a standing committee to an "as needed" committee.

Nominating and Governance Committee

The Nominating and Governance Committee's written charter charges it with assisting the Board by identifying and evaluating individuals qualified to become members of the Board and recommending director nominees to the Board for selection. This committee is also responsible for the following:

•
making recommendations regarding the size of the Board, the Board offices of Chairman and Vice Chairman, the number and nature of the Board's committees, member assignments and rotation, and committee chairs;

•
overseeing the evaluation of the Board; and

•
making recommendations regarding corporate governance matters.

The Board has determined that each member of the Nominating and Governance Committee is independent as defined by NASDAQ rules.

Corporate Governance Materials

The following materials are available free of charge under the "Investors" page of the Company's website at www.semtech.com or by sending a request for a paper copy to the Company Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California, 93012.

•
Bylaws

•
Code of Conduct

•
Corporate Governance Guidelines

•
Audit Committee Charter

•
Compensation Committee Charter

•
Finance Committee Charter

•
Nominating and Governance Committee Charter

•
Director Nominations Policy

•
Director Compensation Policy

•
Director Stock Ownership Guidelines

•
Related-Persons Transaction Policy

•
Board Committee Assignments

CONTACTING THE BOARD OF DIRECTORS

General Business Matters

Our Annual Meeting provides an opportunity for stockholders to speak directly with the Board regarding appropriate matters. Stockholders also may communicate with the Board, or any committee or director, about Company business by writing to such party in care of the Company's Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California, 93012. Security holders are encouraged to include evidence of their holdings with their communications. The Company's Secretary will forward communications as applicable to the Chairman of the Board, the applicable committee chair, or individual named director if a communication is directed to an individual director. Any communication deemed to involve an accounting matter will be sent to the Chair of the Audit Committee. The foregoing process is in accordance with the process adopted by a majority of the independent members of the Board, which includes procedures for collecting, organizing and otherwise handling such communications.

Accounting Matters

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters ("Accounting Matters"). Employees with concerns regarding Accounting Matters may report their concerns in writing to our Chief Financial Officer, Chief Executive Officer or General Counsel. Employees may also report concerns regarding Accounting Matters anonymously directed to the Audit Committee via the on-line confidential reporting system maintained by the Company. Non-employee complaints regarding Accounting Matters may be reported by writing to the Audit Committee in care of the Company's Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California 93012.

DIRECTOR NOMINATIONS

Criteria and Diversity for Board Membership

All persons nominated to serve as a director of the Company should possess the minimum qualifications, skills and attributes as determined by our Board of Directors. The qualifications, attributes and skills noted below are illustrative but not exhaustive. The Nominating and Governance Committee will also consider the contributions that a candidate can be expected to make to the Board based on the totality of the candidate's background, credentials, experience and expertise, the diversity and composition of the Board at the time, and other relevant circumstances.

Key qualifications include:

•
Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including regulatory obligations and governance concerns of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.

•
Experience or Achievement. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor.

•
Integrity. All candidates must be individuals of personal integrity and ethical character.

•
Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair their ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its shareholders.

•
Fair and Equal Representation. Candidates must be able to represent fairly and equally all shareholders of the Company without favoring or advancing any particular shareholder or other constituency of the Company.

•
Oversight. Candidates are expected to have sound judgment, based on management or policy-making experience that demonstrates an ability to function effectively in an oversight role.

•
Available Time. Candidates must be prepared to devote adequate time to the Board and its committees. It is expected that each candidate will be available to attend all meetings of the Board and any committees on which the candidate will serve, as well as the Company's annual meeting of shareholders.

•
Diversity. Although we do not have a formal diversity policy, when considering diversity in evaluating candidates, the Nominating and Governance Committee focuses on whether candidates can contribute varied perspectives, skills, experiences and expertise to the Board.

Evaluation of Nominees

The Nominating and Governance Committee will identify potential candidates for Board membership, when applicable, through professional search firms and personal referrals. Candidacy for Board membership requires the final approval of the full Board. Each year, the Board proposes a slate of nominees to the stockholders, who elect the members of the Board at the annual meeting of stockholders. Stockholders may also propose nominees for consideration by the Nominating and Governance Committee by submitting the names and supporting information regarding proposed candidates to the Corporate Secretary in accordance with the procedure for submitting stockholder nominations set forth under "Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee" and "Direct Nomination of a Director Candidate" below. Candidates (including those proposed by our stockholders) are evaluated by the Nominating and Governance Committee through recommendations, resumes, personal interviews, reference checks and other information deemed appropriate by the Nominating and Governance Committee.

Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee

The Nominating and Governance Committee will consider recommendations for director nominations submitted by stockholders. Submissions for the 2011 annual meeting of stockholders (the "2011 Annual Meeting") must be received no later than March 26, 2011; must otherwise be made in accordance with our Director Nominations Policy; and must include all information specified in that policy. The Nominating and Governance Committee will only consider candidates who satisfy the Company's minimum qualifications for director, as set forth in our Director Nomination Policy, including that directors represent the interests of all stockholders. One of the factors that will be taken into account in considering a stockholder recommendation is the size and duration of the recommending stockholder's ownership interest in the Company and whether the stockholder intends to continue holding that interest through the applicable annual meeting date. Stockholders should be aware that it is the general policy of the Company to re-nominate qualified incumbent directors.

Direct Nomination of a Director Candidate

Under the Company's Bylaws, director nominations will be considered untimely and ineligible to come properly before the Company's 2011 Annual Meeting if notice of such nomination is not received by the Company by March 26, 2011. A stockholder making a director nomination must be a stockholder of record on the date the required notice is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the Company's Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California 93012 and must contain the following information:

  (a)
  as to each person whom the stockholder proposes to nominate for election as a director:

  (i)
  the name, age, business address, residence address and principal occupation or employment of the person,

    (ii)
    the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person,

    (iii)
    a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and

    (iv)
    any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement, if any, as nominee and to serving as a director if elected); and

  (b)
  as to such stockholder giving notice:

  (i)
  the name and record address of the stockholder who intends to make the proposal and the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder,

  (ii)
  a representation that the stockholder is a holder of record of common stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice,

  (iii)
  a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

  (iv)
  any material interest of the stockholder in such business, and

  (v)
  any other information that is required to be provided pursuant to Regulation 14A under the Exchange Act.

STOCKHOLDER PROPOSALS

Stockholder Proposals to be included in Next Year's Proxy Statement

The Company must receive stockholder proposals for the 2011 Annual Meeting no later than January 18, 2011 in order to be considered for inclusion in the Company's proxy materials. Stockholder proposals must be submitted in writing to the Company's Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California 93012.

Other Stockholder Proposals for Presentation at Next Year's Annual Meeting

Under the Company's Bylaws, proposals by stockholders submitted outside the process of Rule 14a-8 under the Exchange Act will be considered untimely and ineligible to come properly before the Company's 2011 Annual Meeting if notice of such proposal is not received by the Company by March 26, 2011. The proposal must be a proper matter for stockholder action under Delaware law and the stockholder bringing the proposal must be a stockholder of record on the date the required notice of the proposal is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the Company's Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California 93012 and must contain the information set forth in section (b) of "Direct Nomination of a Director Candidate" above.

 DIRECTOR COMPENSATION

DIRECTOR COMPENSATION POLICY

Non-Employee Directors receive a cash retainer for their services based on their position on the Board, their committee service, and their role as chair of any committee. Our Non-Employee Directors also receive equity-based compensation.

Cash Retainer Fees.

During fiscal year 2010, the cash retainer fees for Non-Employee Directors were as follows:

Description	Annual Retainer
Annual Retainer	$45,000
Additional Retainer for Chairman of the Board	$50,000
Committee Chair Retainer
Audit Committee	$20,000
Compensation Committee	$15,000
Nominating & Governance Committee	$10,000
Finance Committee	$10,000
Committee Retainer
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating & Governance Committee	$5,000
Finance Committee	$5,000

The committee retainer is payable to each member of a committee who is not also the chairman of that committee. The chairman of a committee is entitled to receive only the committee chair retainer for that particular committee. Fees are paid quarterly in advance. Directors are also reimbursed for their reasonable expenses incurred in connection with their services.

Fiscal Year 2010 Non-Employee Director Fee Reduction

The Board adopted a program during fiscal year 2010 which reduced the cash compensation payable to Non-Employee Directors. Under this program, the cash retainer was reduced by 15% in each fiscal quarter in which the Company implemented a furlough, time-off or comparable cost-reduction program applicable to employees. The Company implemented such cost reduction programs in the first and second quarters of fiscal year 2010. The "Fees Earned or Paid in Cash" as reported in the Non-Employee Director Compensation table below reflect and incorporate the 15% reductions in Non-Employee Director fees for those quarters.

Equity Award Grants

The equity awards made to Non-Employee Directors in fiscal year 2010 were made from the Long Term Stock Incentive Plan approved by the Company's shareholders in 2008 (the "2008 Plan"). Non-Employee Directors receive equity awards on the following terms:

                   Initial Option Grant.    Generally, each Non-Employee Director (who was not an employee of the Company immediately prior to joining the Board) will receive an option to purchase 20,000 shares of the Company's common stock on his or her initial election or appointment to the Board. These options vest in annual installments over the four-year period following the grant date beginning on the first anniversary of the grant date.

                   Semi-Annual Option Grants.    On each January 1 and July 1, each Non-Employee Director then in office receives an option to purchase 5,000 shares of the Company's common stock. These options vest in equal annual installments over the four-year period following the grant date, beginning on the first anniversary of the grant date. Once vested, stock options generally remain exercisable until their normal expiration date. However, vested stock options may terminate earlier in connection with a change in control transaction. Our Non-Employee Directors generally have 90 days to exercise vested stock options following their departure from the Board. Unvested options terminate immediately when the director leaves the Board for any reason, except for departure from Board service due to death, disability, or board retirement. Board retirement may occur at the election of a director after ten years of service as a director or after five years of Board service if the director is then age 65. In the event of death, disability or board retirement as noted above, the options fully vest immediately and the exercise period is generally extended to three years following the director's departure from the Board. Further, if the Non-Employee Director dies or suffers a disability within the three years following board retirement and prior to termination of the option, the option generally remains exercisable for three years after the death or disability. Directors Antle, Burra, Hankin, Piotrowski and Schraith currently meet the eligibility requirements for board retirement. Mr. Schraith will retire from the Board after 15 years of service effective as of the date of the Annual Meeting, when his current term as a director expires.

                   Annual Stock Unit Grant.    On each July 1, each Non-Employee Director then in office receives an award of restricted stock units. The number of restricted stock units is determined by dividing $70,000 by the closing price of the Company's common stock on the grant date, rounded down to the nearest whole number. Each vested restricted stock unit will be paid in cash on the termination of the Non-Employee Director's service with the Company, in an amount equal to the closing price of our common stock on such date. The stock units vest on the first anniversary of the award, subject to pro-ration if the Non-Employee Director's service terminates for other than death or disability. The stock units fully vest on death or disability. The stock units carry no voting rights or other stock ownership rights. If the Company pays a cash dividend before the stock units have been paid or terminated, the Non-Employee Director will be credited with additional stock units equivalent to the value of the dividend. The additional stock units will be subject to the same vesting schedule as the original stock unit to which they relate.

DIRECTOR COMPENSATION – FISCAL YEAR 2010

The following table presents information regarding the compensation of individuals who were Non-Employee Directors during fiscal year 2010. The compensation paid to Mr. Maheswaran, who is our current Chief Executive Officer, is presented below under "EXECUTIVE COMPENSATION," including in the Summary Compensation Table and the related explanatory tables. Mr. Maheswaran is our only employee director and does not receive any additional compensation for his services as a director.

NON-EMPLOYEE DIRECTOR COMPENSATION – FISCAL YEAR 2010

Name	Fees earned or paid in cash (1)	Stock Awards (2)	Option Awards (2)	All Other Compensation	Total

Chairman Hankin	$97,126	$64,803	$64,457	$–	$226,386

Vice Chairman Burra	60,126	64,803	64,457	–	189,386

Mr. Antle	53,188	64,803	64,457	–	182,448

Mr. Baker	55,500	64,803	64,457	–	184,760

Mr. Edwards	55,500	64,803	64,457	–	184,760

Mr. Lindstrom	60,126	64,803	64,457	–	189,386

Mr. Piotrowski	48,562	64,803	64,457	–	177,822

Mr. Schraith*	50,876	64,803	64,457	–	180,136

*
Mr. Schraith will retire from the Board effective as of the date of the Annual Meeting, when his current term as a director expires.

(1)
Amounts reflect a 15% reduction of retainer fees paid for the first and second quarters of the fiscal year as described above under the heading "Cash Retainer Fees."

(2)
The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award and option award amounts reflected in the table, and the grant-date values discussed below in this footnote, are computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 based on assumptions set forth in Note 9 to the financial statements included in the Company's Form 10-K filed with the SEC on April 1, 2010, and in comparable financial statement notes filed with the SEC in previous Annual Reports on Form 10-K. The awards are valued as of the grant date disregarding any estimate of forfeitures related to service-based vesting conditions. There were no forfeitures by our Non-Employee Directors in fiscal year 2010. On July 1, 2009 each Non-Employee Director was awarded 4,326 restricted stock units that vest on July 1, 2010. The fair value of each such restricted stock unit on the grant date was $16.18 and the fair value of the award on the grant date was $69,995. At the end of fiscal year 2010, each Non-Employee Director held 13,369 restricted stock units. Each Non-Employee Director was awarded 5,000 stock options on July 1, 2009 and on January 1, 2010. Each of the stock option awards granted on July 1, 2009 had a value equal to $31,796 on the grant date, and each of the stock option awards granted on January 1, 2010, had a value equal to $32,661 on the grant date. The following table presents the number of outstanding and unexercised option awards held by each of our Non-Employee Directors as of January 31, 2010.

Outstanding Options at End of Fiscal Year 2010

		Number of Shares Subject to Outstanding Option Awards at Fiscal Year End (split-adjusted)

	Director Since
Name		Vested	Unvested	Total

Chairman Hankin	1988	121,047	25,000	146,047

Vice Chairman Burra	1991	110,698	25,000	135,698

Director Antle	2002	90,698	25,000	115,698

Director Baker	2006	17,917	27,083	45,000

Director Edwards	2006	17,917	27,083	45,000

Director Lindstrom	2002	90,698	25,000	115,698

Director Piotrowski	2002	84,948	25,000	109,948

Director Schraith	1995	110,698	25,000	135,698

 BENEFICIAL OWNERSHIP OF SECURITIES

The table below indicates the number of shares of the Company's common stock beneficially owned as of April 30, 2010, the record date for the Annual Meeting, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of our common stock, each of our directors, each of our NEOs and all directors and executive officers as a group. All information regarding shareholders who are not directors or officers of the Company is based on the Company's review of information filed with the SEC on Schedule 13D or 13G, which information is as of December 31, 2009.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated below, to the Company's knowledge, all persons listed have sole voting and investment power with respect to their shares.

Unless otherwise noted below, the address of each beneficial owner listed in the table is in care of Semtech Corporation, 200 Flynn Road, Camarillo, California 93012.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares (4)(5)	% (5)
BlackRock, Inc. (1) 40 East 52nd Street, New York, NY 10022	5,076,030	8.2
Kornitzer Capital Management, Inc. (2) 5420 West 61st Place, Shawnee Mission, KS 66205	4,404,759	7.1
T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street, Baltimore, MD 21202	3,947,500	6.4
Rockell N. Hankin, Chairman of the Board	321,987	*
James P. Burra, Vice Chairman of the Board (4)	152,698	*
Glen M. Antle, Director	90,698	*
W. Dean Baker, Director	21,250	*
Bruce C. Edwards, Director (4)	28,250	*
James T. Lindstrom, Director	110,698	*
John L. Piotrowski, Director	85,148	*
James T. Schraith, Director	171,958	*
Mohan R. Maheswaran, Director and Chief Executive Officer	649,818	1.1
Emeka Chukwu, Vice President and Chief Financial Officer	174,776	*
Charles E. Harper, Senior Vice President	–	*
Alain Dantec, Senior Vice President	103,173	*
James J. Kim, Senior Vice President	189,271	*
Jeffrey T. Pohlman, Senior Vice President (4)	502,604	*
All Directors and Executive Officers as a group (21 persons including those named above) (4)	3,316,579	5.3
  *
  Less than 1%

(1)
As reported in Schedule 13G filed on January 29, 2010 by BlackRock, Inc.. BlackRock, Inc. reported sole voting and dispositive power with respect to all of its shares.

(2)
As reported in a Schedule 13G/A filed on January 22, 2010 by Kornitzer Capital Management Inc ("KCM"). KCM reported sole voting power with respect to 4,404,759 of the shares and sole dispositive power as to 4,284,520 of the shares.

(3)
These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with the power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)
The reported shares include shares held in family trusts under which voting and/or dispositive power is shared: Mr. Burra (42,000 shares), Mr. Edwards (7,000 shares), and Mr. Pohlman (171,270 shares). Other shares reported under "All Directors and Executive Officers as a group" may be held jointly by executive officers and their spouses, held solely by their spouses, held in revocable family trusts in which voting and/or dispositive powers may be shared with or rest in others, or held by other persons through whom they are deemed to have beneficial ownership of the shares.

(5)
The ownership percentage is based on 62,091,081 shares outstanding as of April 30, 2010 and the numerator and denominator include the shares, shown above, which the individual has the right to acquire within 60 days thereof through the exercise of stock options. Although the shares that could be acquired by an individual are deemed to be outstanding in calculating the ownership percentage of that individual and of the group, they are not deemed to be outstanding as to any other individual.

The number of shares shown in the table includes unvested restricted stock as to which the holder has voting power but no dispositive power and shares that could be acquired within 60 days of April 30, 2010 through the exercise of stock options:

	Unvested restricted stock	Options exercisable within 60 days
Chairman Hankin	–	–
Vice Chairman Burra	–	–
Director Antle	–	–
Director Baker	–	3,333
Director Edwards	–	3,333
Director Lindstrom	–	–
Director Piotrowski	–	–
Director Schraith	–	–
Mr. Maheswaran	13,333	16,667
Mr. Chukwu	20,000	40,333
Mr. Dantec	11,666	8,333
Mr. Harper	–	–
Mr. Kim	17,333	16,000
Mr. Pohlman	8,333	10,667
All Directors and Executive Officers as a group	107,331	180,329

 EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Age as of June 24, 2010	Position
Mohan R. Maheswaran	46	President and Chief Executive Officer
Emeka Chukwu	47	Vice President, Finance and Chief Financial Officer
Kenneth J. Barry	62	Vice President, Human Resources
Clemente Beltran	40	Vice President, Worldwide Operations
Alain Dantec	60	Senior Vice President/General Manager, Advanced Communication and Sensing Group
Charles E. Harper	62	Senior Vice President, Strategy and Systems Innovation Group
Randall H. Holliday	60	Vice President, General Counsel and Secretary
James J. Kim	53	Senior Vice President, Worldwide Sales
Javed Patel	54	Senior Vice President and General Manager, Transport/Datacom Business Unit
Jeffrey T. Pohlman	60	Senior Vice President, Protection Products
Simon M. Prutton	46	Vice President and General Manager, Power Management Products
Jose Vargas	53	Vice President and General Manager, Microwave and High Reliability Products
J. Michael Wilson	54	Senior Vice President, Quality and Reliability and Chief Technology Officer

Mr. Maheswaran joined the Company in April 2006 as President and Chief Executive Officer. He was Executive Vice President and General Manager of Intersil Corporation, a company that designs and manufactures analog semiconductors, from June 2002 until March 2006, responsible for managing and overseeing the design, development, applications and marketing functions for Intersil's Analog Signal Processing Business unit. From June 2001 to May 2002, he was Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. He was Vice President of Business Development and Corporate Strategy of Elantec Semiconductor from January 2001 to June 2001. Mr. Maheswaran has also been employed by Allayer Communications, a communications IC startup acquired by Broadcom; IBM Microelectronics; Texas Instruments; Hewlett Packard and Nortel Communications.

Mr. Chukwu joined the Company in November 2006 as Vice President, Finance and Chief Financial Officer. He previously had been employed in various financial positions at Intersil Corporation, a company that designs and manufactures analog semiconductors, since 2002. His most recent position was Vice President, Finance, in which capacity he served since February 2006 with responsibility for all financial management affairs of the corporation's business units and worldwide operations. He served as the Controller of Intersil's Analog Signal Processing Group and Worldwide Operations from May 2002 through January 2006, responsible for financial planning, budget management, and related financial oversight functions. From July 1997 through April 2002, he was the Corporate Controller of Elantec Semiconductor, Inc., a manufacturer of analog integrated circuits that was acquired by Intersil in 2002.

Mr. Barry joined the Company in December 2006 as Vice President of Human Resources. From August 2004 to September 2006, he was the Senior Vice President of Human Resources at Move.com with responsibility for all human resources and corporate ethics programs for North America. He was the Senior Vice President Human Resources for SuperConductor Technologies from 2002 until July 2004, responsible for all global human resource, corporate ethics, and environmental, health and safety programs. He has more than 30 years of experience working in a broad range of industries, including positions with Nortel, Harman International, and Exel Logistics.

Mr. Beltran joined the Company as Vice President of Worldwide Operations in July 2006. Prior to joining the Company, he was employed from May 2002 to April 2006 at Intersil Corporation, a company that designs and manufactures analog semiconductors. He served in various operations positions of increasing responsibility, with primary focus on manufacturing planning, assembly and test capacity management, and management of subcontractor operations. From June 2000 through May 2002, he was the Director of Operations for Elantec Semiconductor, Inc., a manufacturer of analog integrated circuits that was acquired by Intersil in 2002.

Mr. Dantec was promoted to Senior Vice President/General Manager of Advanced Communications and Sensing Group in June 2007. He previously served as the Company's Vice President of Wireless and Sensing Products from June 2005. He joined us as result of the Company's June 2005 acquisition of XEMICS S.A. a privately held company engaged in design, manufacturing and sales of ultra-low power analog, mixed signal and radio frequency (RF) integrated circuits, where he served as Chief Executive Officer since 2001. Prior to joining Xemics, Mr. Dantec was Chief Executive Officer of Atmel Nantes, a subsidiary of Atmel in France, from 1996 to 2001. He has more than 30 years experience in the semiconductor industry in a broad range of technical and management positions within such leading companies as Atmel, the Temic Group, Harris, and Alcatel.

Mr. Harper serves as our Senior Vice President, Strategy and Systems Innovation Group. This group was formed following the acquisition of Sierra Monolithics, Inc. by Semtech Corporation on December 9, 2009. Most recently, Mr. Harper was Executive Chairman and Co-Founder of Sierra Monolithics, Inc. since 1988. Prior to founding Sierra Monolithics, Inc., he worked for several high technology companies in the Southern California area. He served as Manager of Advanced Technology Development at Magnavox, Director of Business Planning at Mattel, Assistant Director of Management Services at Lear Sieger, and several engineering and executive management positions at the Garrett/Allied Signal Corporation.

Mr. Holliday joined us in October 2008 and was appointed Vice-President, General Counsel and Secretary in November 2008. Prior to Semtech, he served as General Counsel and Secretary at Power-One, Inc., a manufacturer of power management and power control products, from 2001 through 2008, where he had responsibility for worldwide legal affairs. From 1994 through 2000, he held the position of Secretary and General Counsel with Xircom, Inc. His 30 years of experience in the legal field also includes positions with Johnson Controls, Inc., Manpower Incorporated, and service as a Staff Judge Advocate with the U.S. Air Force.

Mr. Kim was promoted to Senior Vice President of Worldwide Sales and Marketing in November 2009. Mr. Kim was appointed Vice President of Worldwide Sales and Marketing in February 2007, after serving as Vice President of Global Handset Sales since March 2004. He was Director of Sales and Marketing for Korea and Japan from April 2000 to March 2004. He was Marketing Manager from May 1997 to April 2000. He has also held various engineering positions since beginning his employment with the Company in 1986.

Mr. Patel serves as our Senior Vice President, General Manager-Transport/Datacom Business Unit. This business unit has been formed following the acquisition of Sierra Monolithics, Inc. by Semtech Corporation on December 9, 2009. Most recently, Mr. Patel was President and Chief Executive Officer of Sierra Monolithics, Inc. since October, 2006. Prior to Sierra Monolithics, Inc., he was with Quake Technologies, a 10Gb Ethernet semiconductor company, which was acquired by Applied Micro Circuits Corporation. Prior to Quake Technologies, he spent several years in senior management positions at ANADIGICS, Tropian, and WJ Communications addressing wireless handset and infrastructure markets, as well as optical communication and CATV markets.

Mr. Pohlman was promoted to Senior Vice President of Protection Products in June 2007 after serving as Vice President of Protection Products since 1998. He has worked for the Company in various engineering roles since 1988. Mr. Pohlman was previously employed by Supertex Inc., Fairchild Camera and Instrument, Inc., and National Semiconductor in various technical and managerial roles.

Mr. Prutton was appointed as Vice President and General Manager of Power Management Products in May 2008. Prior to joining the Company, from August 2007 to May 2008 Mr. Prutton was the Chief Executive Officer of Akros Silicon, a privately held power management company engaged in the Power-over-Ethernet market. Prior to Akros he was employed from August 2002 to August 2007 at Intersil Corporation, a company that designs and manufactures analog semiconductors, serving in a number of positions, last being as Vice President & General Manager of the Analog & Mixed Signal Business Unit at Intersil, responsible for managing design, product engineering, test development, marketing and application functions of the business unit. His experience also includes employment by National Semiconductor and Micrel Semiconductor.

Mr. Vargas is Vice President and General Manager of Microwave and High Reliability Products. Mr. Vargas was appointed Vice President and General Manager of Power Discrete Products in August of 2008. He joined the Company in January 1996 as Distribution Sales Manager and went on to serve as Director of Worldwide Sales Operation and Distribution since 2000. Mr. Vargas has 18 years experience working within distribution in various sales and marketing positions with prominent distributors of high technology electronic components.

Mr. Wilson is Senior Vice President, Quality and Reliability and Chief Technology Officer. Mr. Wilson was appointed Senior Vice President and Chief Technology Officer in May 2008 after serving as Senior Vice President of Power Management Products since June 2007 and serving as Vice President of that unit since 2001. He joined us as the result of the 1995 acquisition of ECI Semiconductor where he was Vice President and Chief Operating Officer. He has more than 20 years experience in the semiconductor industry in a broad range of technical and management positions.

There are no family relationships between or among any of our officers or directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of the SEC Forms 3, 4 and 5 and amendments thereto received by the Company, or written representations from reporting persons that they were not required to file such forms, the Company believes that, with respect to transactions during the fiscal year ended January 31, 2010, our officers, directors and beneficial holders of more than 10% of our common stock complied with all filing requirements under Section 16(a) of the Exchange Act.

 COMPENSATION DISCUSSION AND ANALYSIS

General Discussion

The Compensation Committee of the Board consists of three members of our Board of Directors, all of whom are deemed to be independent under the applicable NASDAQ and SEC requirements. The Compensation Committee believes that attracting and retaining qualified individuals who are committed to the Company's long-term success and capable of delivering on such commitment is key to the Company's current and future success. In line with that belief, the Company's executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) hold executives accountable for performance; and (3) align executives' interests with the interests of our stockholders.

Our Named Executive Officers

Our Compensation Discussion and Analysis, and the Report on Executive Compensation below, describe the compensation for our "named executive officers" ("NEOs"), including our principal executive officer, principal financial officer and our three most highly compensated executive officers for our fiscal year 2010.

Mr. Charles Harper is included in our Report on Executive Compensation as one of our NEOs. Mr. Harper is one of two executive officers who joined the Company in December 2009 in connection with the Company's acquisition of Sierra Monolithics, Inc. ("SMI"). For the purposes of this Compensation Discussion and Analysis, these two executives are referred to as the "SMI executives." Mr. Harper qualifies as a NEO based on his total fiscal year 2010 compensation as calculated and reportable under current SEC guidelines. We are reporting only compensation paid by the Company to Mr. Harper in our fiscal year 2010 and not compensation paid to Mr. Harper by SMI prior to the acquisition. As noted in the Summary Compensation Table and related footnotes, Mr. Harper's inclusion in our report of NEOs arises from his receipt of Company equity awards (time and performance based) issued in December 2009 on his joining the Company. The "new hire" awards made to Mr. Harper were a one-time event and are not anticipated to recur. The Company believes that but for the applicable "new hire" awards made to Mr. Harper in December 2009, he would not have qualified as a NEO for fiscal year 2010. Given our current compensation programs and amounts payable to executive officers, neither of the SMI executives is currently expected to be a NEO in our report for fiscal year 2011.

Also included is discussion and disclosure regarding compensation paid to Mr. James Kim for fiscal year 2010. Mr. Kim technically does not qualify as a NEO, accordingly we are not required under the SEC proxy disclosure rules to disclose and report on Mr. Kim's compensation for our fiscal year 2010. However, Mr. Kim would have qualified as a NEO but for the inclusion of Mr. Charles Harper. We believe including Mr. Kim, a senior officer who has been a NEO in prior years, and who holds senior global responsibilities as a member of the management team of the Company, is instructive and informative for shareholders, particularly in light of our anticipation that Mr. Kim will be a NEO for our fiscal year 2011. Including Mr. Kim provides information in relation to compensation from full fiscal year compensation decisions and programs as paid to our most highly compensated executive officers in fiscal year 2010.

The Company's Executive Compensation Philosophy

Pay-for-performance is at the heart of the Company's executive compensation programs. That philosophy provides incentives for executives to achieve both short-term and long-term objectives, and rewards executives for both Company performance and their individual contributions to that performance. The Compensation Committee's fundamental objectives are supported by:

•
Providing a competitive total compensation package that enables the Company to attract and retain key personnel;

•
Motivating achievement of target performance goals by providing short-term compensation opportunities linked to performance;

•
Providing long-term compensation incentives, primarily through equity awards, that align executive compensation with stockholder interests; and

•
Promoting ownership of the Company's stock by its executives to further align the goals of executives with those of the Company's stockholders.

Use of Quantitative and Qualitative Measurements

The Compensation Committee believes that executive compensation should be based on objectively determinable factors, both for the Company on its own, as well as in comparison to peer companies. Factors considered relevant include operating income, revenue growth, earnings per share ("EPS") and other financial and operational metrics. Objective factors that are considered include both absolute metrics/numbers, as well as relative and comparative/relational results. The Compensation Committee also believes that executive compensation should be based on subjective factors, such as leadership, how well each executive helps the Company achieve its strategic goals, each executive's ability to develop subordinates, and how each executive's efforts contribute to enhancing the Company's relationship and status with the investor community. The use of both objective and subjective factors, however, does not prevent the Compensation Committee from adjusting compensation up or down if, after considering all of the relevant circumstances, it believes total compensation can be structured to better serve the shareholders' interests.

Role of Management, Consultants & Others in Determining Compensation

All decisions regarding compensation of our executive officers are made by the Compensation Committee in coordination with the Board of Directors. The Board of Directors has final decision making authority on executive compensation matters, and relies significantly on the recommendations and findings of the Compensation Committee. The Compensation Committee relies on our management to help fulfill the Compensation Committee's responsibilities. The Compensation Committee also relies on our Chief Executive Officer to evaluate the performance of executives who report to him and to make recommendations about the compensation of those executives.

In addition, the Compensation Committee may engage the services of outside advisors, experts and others to assist the Compensation Committee. Additionally, the Compensation Committee evaluates our compensation policies and practices in comparison to the published standards and guidelines of third-party proxy advisory services used by many institutional investors. During fiscal year 2010, the Compensation Committee engaged the services of Mercer (US), Inc. to advise, inform, and make recommendations to the Compensation Committee in its review of executive officer compensation, including competitiveness and comparison to peer companies. Mercer did not provide the Compensation Committee or the Company with any additional services or products during fiscal year 2010 beyond the service to the Compensation Committee as noted.

Benchmarking

The Compensation Committee uses benchmarking as a standing practice when determining base salary, target bonus levels and target annual long-term incentive award values for executives. The Compensation Committee also considers survey data and compensation practices at selected peer companies. The applicable group of peer companies is selected at the start of the fiscal year for use as the comparative pool by the Compensation Committee during the course of the fiscal year. The Compensation Committee relies on peer company data as gathered by our compensation consultants. Comparison to and evaluation of compensation metrics of peer group companies assists the Compensation Committee in understanding the "going rate" for executive talent, as well as the components of total compensation, the distribution and weighting of same among elements of total compensation, and related comparative metrics in place at the peer companies. The peer group information assists the Compensation Committee and the Company in identifying and understanding how our competitors and industry comparable companies compensate their executives in applicable compensation elements. In addition to aiding us with compensation related actions and decisions, this peer company evaluation is also informative in relation to providing compensation information that supports potential recruitment of executives by the Company. Peer data is also useful in relation to the threat of potential recruitment of our executives by competitors offering their own applicable compensation packages.

In selecting our fiscal year 2010 peer group companies, the Compensation Committee focused on companies that are similar to us in terms of industry, general size and business characteristics, and, like us, focus their business on analog and mixed signal semiconductors and integrated circuits. Additionally, the Compensation Committee sought to include a range of companies that included companies having revenues and market capitalizations within a range of 50% to 200% comparable to the Company, to provide for a comparable and representative range of companies. Geography (i.e. headquarters/executive residence locations) was not considered to be relevant. In fiscal year 2010, for purpose of benchmarking our executive compensation, the Compensation Committee compared our compensation with that of the following companies considered as a group (collectively the "Peer Group"): Applied Micro Circuits Corporation; Cirrus Logic, Inc.; Conexant Systems Inc.; Diodes, Incorporated; Entropic Communications Inc.; Integrated Device Tech Inc.; Integrated Silicon Solution, Inc.; Intersil Corporation; Micrel, Incorporated; Microsemi Corporation; Monolithic Power Systems; Netlogic Microsystems Inc.; Pericom Semiconductor Corporation; PMC-Sierra, Inc.; Power Integrations, Inc.; Silicon Laboratories, Inc.; Skyworks Solutions, Inc.; Standard Microsystems Corporation; and TriQuint Semiconductor, Inc.

The Compensation Committee believes that for years in which the Company outperforms its peer median and successfully executes on its annual business plan, total direct compensation (generally referring to all compensation other than benefits) paid to our executives should be positioned between the 50th percentile and the 75th percentile for executives in equivalent positions. We believe our fiscal year 2010 performance was far superior to that of our peers. Despite the global economic recession and other business challenges facing our industry and Company during the year, we achieved impressive total year revenue performance in a challenging economy. Results included reaching record revenues in our fourth quarter of fiscal 2010, maintaining a very strong cash position following the closing of an all cash acquisition in that quarter, and achieving better stock price performance than our peers.

Reflecting these accomplishments, for fiscal year 2010, for our executive officer group as a whole (except as noted), our executives' actual pay positioning as a group relative to their peers for base salary, annual cash incentive (bonus) targets, long-term equity incentive awards, and total direct compensation was as follows:

	25th %ile		Median		75th %ile

Base salary	X

Short-term Incentives				X

Total Annual Cash		X

Long-term Incentives*				X

TOTAL DIRECT COMPENSATION*			X

*
for these elements, we have excluded the SMI executives, since they did not receive any fiscal year 2010 Company equity awards (excluding Mr. Harper's "new hire" award).

Consideration of Global Economic Challenges

The multi-year global economic challenges have impacted and will continue to affect our compensation programs. The Compensation Committee and our management team recognize that during such times, even superior efforts to create additional value in the Company may not immediately generate business results that result in positive changes to our stock price or the factors that affect compensation. The Compensation Committee intends to continue to reward superior efforts and actual results based on the Company's pay-for-performance philosophy. However, the Compensation Committee recognizes that certain components of compensation have been and will continue to be affected negatively by ongoing global economic recession and uncertainty.

For fiscal year 2010, the Company and its management achieved impressive operational results, including record revenues in the fourth quarter. Additionally, the Company performed well above plan in the areas of operating income and revenue attainment. We performed better than the majority of the companies in our Peer Group in terms of stock price performance over both a one-year and three-year period. However, as a result of the global economic challenges that existed through much of our fiscal year 2010, it is likely that our executive officers will not realize economic benefits from certain of our past stock option and performance based awards for far longer periods of time (if ever) than we originally intended. Also, because ongoing performance suggests that the Company will not meet certain performance targets set in certain of our prior grants of Performance-Based Restricted Stock Awards, those grants are unlikely to be an incentive to our executives. Most grants made pursuant to our long-term equity incentive programs were based on assumptions about market conditions and results which have proven to be unattainable due to the pervasive global economic challenges. Despite the loss of incentive value resulting from the changing economic conditions, consistent with its stated objective of aligning the interests of executives with those of shareholders, the Compensation Committee is not recommending or implementing adjustments to or "re-pricing" of such grants. While the Compensation Committee has been mindful of the loss of incentive value due to causes and results outside the Company's control, the Compensation Committee has not and will not reset performance targets or metrics once they are set in a program, award, or other compensation component.

Also in response to the economic conditions, during the first and second quarters of our fiscal year 2010, our executives participated in mandatory quarterly cost reduction programs that included taking two weeks of time off from work per quarter, either using accrued vacation or taking the time unpaid. This time off arrangement continued a program commenced in the fourth quarter of our fiscal year 2009. The time off program allowed the Company to save approximately 15% of the base salary compensation expense for each executive in each applicable quarter. Also, effective for all of fiscal year 2010, in response to the then challenging economy and in the interest of controlling certain discretionary costs, the Company (1) suspended its historic practice of making matching contributions into our 401(k) plan participants' accounts and (2) suspended its historic practice of making matching contribution into our non-qualified deferred compensation plan (the "Deferred Compensation Plan") participants' accounts. Matching contributions for 401(k) plan and for Deferred Compensation Plan participants resumed at the start of fiscal year 2011.

Named Executive Officer Compensation

Compensation discussed here for our NEOs (other than the SMI executives, who are subject to separate considerations and participate in different plans for short term annual cash incentives and eligibility for long-term, multi-year equity incentives) consists of four elements:

    •
    base salary

    •
    annual cash incentive (bonus) awards

    •
    equity incentive awards

    •
    other compensation items (including perquisites, benefits and severance).

The Compensation Committee assesses each of these elements independently from the other elements to ensure that the amount paid to each NEO for each compensation element is reasonable and, as a function of overall compensation paid, ensures that compensation for each NEO is reasonable and competitive in its totality.

Key Elements of Compensation

Element	Purpose	Characteristics
Base salary	To attract and retain qualified executives; set at a fixed rate of pay based on an individual's skills, experience and performance.	Base salary is set commensurate with the position and is intended to provide a stable source of income and be competitive with the applicable market.
Short-term annual cash incentives	To attract and retain qualified executives; to motivate and reward achievement of annual business and individual goals and objectives designed to increase shareholder value.	This element involves annual performance-based cash awards. The amount earned (if any) varies based on actual results achieved relative to pre-determined annual target goals.
Long-term multi-year incentives	To align interests of executives with stockholders; to reward over time based on stock price appreciation.	The majority is performance-based; the amount realized depends on and is directly tied to our stock price performance.
Other compensation and benefits	Provide competitive and customary benefits (e.g. health insurance, life insurance, 401(k) retirement plans).	Company sponsored/subsidized benefit plans as provided to the general employee population, as well as Company matching contributions to selected employee contributory plans.

Distribution of Compensation

The Compensation Committee distributes compensation among each of the key elements on the basis of the element's usefulness to meet one or more of our compensation objectives. The Compensation Committee believes that for our executive officers, a greater proportion of total compensation should consist of (i) variable, performance-based components, such as bonuses, which can increase or decrease to reflect changes in corporate and individual performance on an annual basis, and (ii) equity compensation, which is structured to reinforce and encourage management's commitment to enhancing profitability and stockholder value over the long-term. Other factors the Compensation Committee considers in determining the appropriate distribution of compensation for the Company's executives include the executive's past and expected future contributions to the Company, the position of the executive, the recognized expense to the Company for equity grants under applicable accounting standards, internal pay equity, and benchmarking against our Peer Group. For our CEO, the Compensation Committee also considers his historic sales of Company stock.

For fiscal year 2010, total compensation for the Company's NEOs was distributed as follows:

Named Executive Officer	Base Salary	Annual Cash Incentive (Bonus) Awards	Long- Term Equity Incentives	Other Compensation	Total

Mr. Maheswaran Chief Executive Officer	15.6%	29.2%	55.2%	0%	100%

Mr. Chukwu Vice President Finance and Chief Financial Officer	26.4%	25.4%	48.2%	0%	100%

Mr. Harper Senior Vice President, Strategy and Systems Group	1.69%	0%	98.4%	0%	100%

Mr. Dantec SVP & GM, Advanced Communication and Sensing Products	29.6%	22.3%	43.2%	5.0%	100%

Mr. Kim SVP, Worldwide Sales and Marketing	27.7%	27.3%	45.0%	0%	100%

Mr. Pohlman SVP & GM, Protection Products	25.7%	27.7%	46.6%	0%	100%

Base Salary

Base salaries are intended to provide a base level of compensation to executive officers for serving as the senior management of the Company and are paid to our executives in recognition of the skills, experience and day-to-day contributions the executive makes to the Company. Salaries for our NEOs are generally reviewed by the Compensation Committee on an annual basis. Each review does not necessarily result in an adjustment. However, as deemed necessary at any time to ensure ongoing market competitiveness in base salary as an element of total compensation, the Compensation Committee may elect to provide for adjustments in base salary. In setting base salary, the Compensation Committee considers the performance of the executive, the executive's contribution to overall Company performance, the tenure of the executive, prior changes to the executive's compensation, internal equity and benchmarking against our Peer Group. For newly hired executives, the Compensation Committee will also consider the executive's compensation history and the compensation required to attract the executive to the Company. There is no specific weighting applied to any of these factors in setting base salaries and the process ultimately relies on the subjective exercise of the Compensation Committee's judgment. It is the goal of the Compensation Committee to establish executive officers' base salaries near the median of our Peer Group for equivalent positions and responsibilities.

The Compensation Committee increased the base salaries of Messrs. Kim and Pohlman effective in November, 2009. Mr. Kim's annual base salary was increased from a base of $240,050 (last set in January, 2007 in connection with his promotion to Vice President, Sales and Marketing), to $260,000, an 8.3% increase. Mr. Pohlman's annual base salary was increased from $235,050 (last set in June 2007 in connection with his promotion to Senior Vice

President, Protection Products) to $270,000, a 14.8% increase. These increases were made to reward Messrs. Kim and Pohlman for outstanding performance to date in fiscal year 2010 in their respective areas of responsibility. Specific achievements for Mr. Kim included consistent and repeated achievement of global sales goals, effective management of the worldwide sales and field applications forces, and increased success in securing design wins and converting same to revenue producing opportunities. Specific achievements for Mr. Pohlman included consistent attainment or betterment of revenue and operating income goals attributable to his business unit, the largest single business unit of the Company in terms of sales and contribution to Company profit. Having determined that existing base salaries are reasonable and appropriate and fulfill the base salary purpose described above, the Compensation Committee has not authorized and does not anticipate any base salary increases for our
NEOs (including Mr. Harper) during fiscal year 2011, other than for our Chief Executive Officer Mr. Maheswaran, discussed below under the heading "Summary of Fiscal Year 2011 Compensation Decisions."

Annual Cash Incentive (Bonus) Awards

Annual cash incentive (bonus) awards are designed to motivate executive officers to achieve certain strategic, operational, and financial goals which can be evaluated on an annual basis. Bonus plan goal setting is done as a part of the annual fiscal year business planning activity of the Company. Company business goals are established at the beginning of each fiscal year by an interactive process between the Board and management. The end result of this annual business planning process is the Company's fiscal year Approved Business Plan ("ABP"), which is approved by the Board at its first regular meeting in the applicable fiscal year.

Following adoption of the fiscal year ABP, the Compensation Committee, in consultation with the Board, selects one or more specific goals from the ABP that are judged to be of the most importance for the growth and success of the Company in the applicable fiscal year and beyond. The selected goal(s) is then incorporated into the annual cash incentive plans for the CEO and for the other executive officers. The selected goal(s) is also used for bonus purposes for a significant segment of the Company's global salaried workforce. This approach results in having a consistent financial performance target apply broadly for bonus purposes from the senior executive level into the middle management and functional professional employees serving the Company. The bonus plans are adopted and approved by the Compensation Committee at its first regular meeting in the applicable fiscal year. The approach of the Compensation Committee is that the selected goal(s) should be difficult to achieve, as determined by the Compensation Committee through its discussions with management and the full Board of Directors. The Compensation Committee considers management's business judgment and expectations for the upcoming fiscal year in making the Compensation Committee's decisions on the selected fiscal year goal(s).

The ABP financial goals to be used for bonus purposes are established on a non-GAAP basis to exclude items such as stock option expense, legal expenses relating to securities litigation, restructuring costs, amortization of intangibles, and other non-recurring items which, in the Compensation Committee's judgment, do not reflect the core operating performance of the Company. In our calculations of financial performance on a non-GAAP basis, for fiscal year 2010 bonus purposes, we also excluded costs and items associated with the acquisition of SMI which closed during the fourth quarter of fiscal year 2010.

Each executive has a target bonus potential that is set as a percentage of base salary. That target bonus is set by the Compensation Committee for each executive officer position after considering the responsibilities of that position, the recommendations of management, and the target bonus of equivalent executive positions among our compensation Peer Group. The Compensation Committee philosophy is to set target bonus levels above the median of our Peer Group, and to combine that with difficult goals to motivate and to pay for superior performance.

Our Executive Bonus Plan

Our NEOs (other than our CEO and Mr. Harper) participate in a cash incentive bonus plan (referred to herein as the "Executive Bonus Plan"). Mr. Harper currently participates in a short-term cash incentive plan rolled over in connection with our acquisition of SMI, and in which SMI personnel still participate. Pursuant to the SMI cash incentive plan, Mr. Harper has a target potential of 30% of his base salary. The SMI plan is based on operating income and net revenue targets associated with the business unit formed in connection with our acquisition of SMI, which business unit essentially is the continuation of SMI as an operating entity comparable to its pre-acquisition status as an independent company. The SMI plan operating income and net revenue targets are measured on a non-GAAP basis for the SMI business unit. Adjustments are made for non-recurring or extraordinary matters in a manner comparable to, and consistent with, the Compensation Committee's judgment applied to the ABP financial goals discussed above.

The Executive Bonus Plan provides each executive with an opportunity to earn an annual cash bonus based on the Company's performance in relation to certain pre-established annual financial goals as well as the executive's individual performance. For fiscal year 2010, the target bonus potential (as a percentage of base salary) for our NEOs (other than our CEO and Mr. Harper) was as follows:

Named Executive Officer	Target Bonus as Percentage of Base Salary

Mr. Chukwu Vice President Finance and Chief Financial Officer	80%

Mr. Dantec SVP & GM, Advanced Communication and Sensing Products	70%

Mr. Kim VP, Worldwide Sales and Marketing	75%

Mr. Pohlman SVP & GM, Protection Products	70%

Under the Executive Bonus Plan, each executive's target bonus is scored in two major parts. Sixty percent (60%) of the target bonus potential is based on the Company's attainment of the key financial goal (the "Company Performance Portion") as set by the Compensation Committee at the start of the fiscal year. The remaining forty percent (40%) of the target bonus potential is based on the executive's individual performance (the "Individual Performance Portion").

The Compensation Committee reserves the right under the Executive Bonus Plan to recover, or "claw back" any bonus payment made to an executive in the event the Compensation Committee determines that any fraud or misconduct by the executive caused the Company to have to file a material restatement of its financial statements. If asserted, the "claw back" would apply to the individual executive whose actions result in or cause need for a restatement and would not affect any other executive's bonus.

Additionally, the Compensation Committee retains broad discretion to adjust (up or down, including withholding entirely) part or all of a proposed bonus payment.

Company Performance Portion of Fiscal Year 2010 Executive Bonuses (excluding CEO)

The financial goals are established by the Compensation Committee at the start of the applicable fiscal year, as described above regarding the ABP process. For our fiscal year 2010, the key financial performance goal established by the Compensation Committee was non-GAAP operating income. We believe non-GAAP operating income is currently the best measure of the Company's core operating performance, as it reflects the essential results of ongoing base business functions and results without the impact (positive or negative) of extraordinary and non-operational matters.

The goal set for fiscal year 2010 non-GAAP operating income was $55,000,000, which the Compensation Committee judged would be difficult to achieve, especially considering the global economic conditions and forecasts at the time the ABP and the target non-GAAP operating income goal for fiscal year 2010 was established. Our non-GAAP operating income achieved in fiscal year 2009 was $63,000,000. Going into fiscal year 2010, all business intelligence, forecasts, and projections available to the Compensation Committee and the Company, for both the Company as well as for the Peer Group, strongly supported the expectation that fiscal year 2010 would be a "down" year compared to fiscal year 2009. As such, the fiscal year 2010 non-GAAP operating income target was set as an end-results number, without consideration of any year-over-year comparison.

The Company's fiscal year 2010 non-GAAP operating income, as confirmed by the Compensation Committee in coordination with the Company, was $62,000,000. For bonus purposes, the evaluation of our fiscal year 2010 non-GAAP operating income performance of $62,000,000 against the fiscal year 2010 goal of $55,000,000 was based on a scoring matrix also established by the Compensation Committee as a part of the fiscal year goal-setting and bonus plan establishment process. For purposes of the fiscal year 2010 Company Performance Portion of the evaluation, the scoring matrix provided for primary calculations as follows:

  (i)
  Non-GAAP operating income below 80% of target paid 0% for Company Performance

  (ii)
  Non-GAAP operating income at 80% of target paid 25% for Company Performance

  (iii)
  Non-GAAP operating income at 90% of target paid 30% for Company Performance

  (iv)
  Non-GAAP operating income at 100% of target paid 50% for Company Performance

  (v)
  Non-GAAP operating income at 150% of target or above paid 200% for Company Performance

The plan provided for a Company Performance factor for intermediate results above the 100% non-GAAP operating income target on an accelerating and non-linear scale to more favorably reward results that exceeded the fiscal year 2010 ABP and bonus plan non-GAAP operating income target.

Our fiscal year 2010 non-GAAP operating income of $62,000,000 was significantly greater than the $55,000,000 goal for the year. Based on this result, the Compensation Committee determined that a score of 110% for the Company Performance Portion had been achieved.

Individual Performance Portion of Fiscal Year 2010 Executive Bonuses (excluding CEO)

For the Individual Performance Portion of the bonus, the Compensation Committee receives and considers the CEO's subjective managerial assessment of the executive. The CEO evaluates several key executive performance criteria in his overall evaluation of individual executive performance with no specific weight being applied to any factor. Matters evaluated include:

  (i)
  Performance of the business unit or department the executive is responsible for managing.

  (ii)
  The executive's contributions to achievement of the Company's financial and operational goals and strategic objectives.

  (iii)
  The ability of the executive to lead and develop key subordinates.

  (iv)
  Related individualized and function-specific managerial observations and impressions of executive job performance.

Based on the individual performance assessment, an executive may receive from 0% to 200% of the target for the Individual Performance Portion.

For fiscal year 2010 NEO Individual Performance (not applicable to Mr. Harper), the CEO recommended, and the Compensation Committee approved, payouts as follows (shown in comparison to the target amount at 100% achievement):

OFFICER	INDIVIDUAL PERFORMANCE PAYMENT @ 100% OF TARGET	FINAL PAYOUT FOR INDIVIDUAL PERFORMANCE	FY10 TOTAL PERCENTAGE VS. TARGET FOR INDIVIDUAL PERFORMANCE

Mr. Chukwu	$83,200	$112,720	135.5%

Mr. Dantec	$77,636	$91,901	118%

Mr. Kim	$78,000	$111,300	143%

Mr. Pohlman	$75,600	$130,260	172%

These fiscal year 2010 Individual Performance scores were based in part on the following accomplishments:

OFFICER	BASES FOR INCREASE

Mr. Chukwu	CEO rated Good Performance. Key accomplishments included overseeing Company's outperforming Peer Group on revenue growth and operating income growth, global departmental management, corporate governance support and work on the acquisition of Sierra Monolithics, Inc.

Mr. Dantec	CEO rated Very Good Performance. Key accomplishments included achieving record revenue for his business unit, expansion of business unit gross margins and development of new products and penetration of new markets.

Mr. Kim	CEO rated Superb Performance. Key accomplishments included fiscal year 2010 revenue results, global departmental management and leadership in relation to the acquisition of Sierra Monolithics, Inc.

Mr. Pohlman	CEO rated Outstanding Performance. Key accomplishments included achieving record revenue for his business unit, solid business unit gross margins, and providing significant support to due diligence relating to the acquisition of Sierra Monolithics, Inc.

Total Fiscal Year 2010 Executive Bonus Payments (excluding CEO)

The combination of the Company Performance and the Individual Performance Portions resulted in the following bonus payments to the NEOs (excluding Mr. Harper). The amounts reflected in the Achieved Bonus column reflect the sum of (i) payment of the Company Performance Factor as achieved under the fiscal year 2010 plan based on actual non-GAAP operating income, plus (ii) the final payout for Individual Performance, inclusive of adjustment per CEO recommendation for each executive's individual performance in fiscal year 2010:

OFFICER	TARGET TOTAL BONUS	ACHIEVED BONUS

Mr. Chukwu	$220,480	$250,000

Mr. Dantec	$205,735	$220,000

Mr. Kim	$206,700	$240,000

Mr. Pohlman	$200,340	$255,000

The total fiscal year 2010 bonus payouts for the noted NEOs ranged from 7% to 27% above target payouts as a result of the excellent business and individual results for the year.

CEO Bonus Plan

In June 2008, the Compensation Committee implemented an annual cash incentive (bonus) plan for our CEO (the "CEO Bonus Plan") which remained in place for fiscal year 2010. The CEO Bonus Plan was established in recognition of the unique role of the CEO and the desire to provide him an incentive to achieve additional goals that are not measured in the Executive Bonus Plan. Under the CEO Bonus Plan, the CEO has a target bonus potential expressed as a percentage of salary, which the CEO is able to receive based on the achievement of certain absolute and relative financial goals and on the Board's assessment of the CEO's overall performance. The CEO Bonus Plan provides that, depending on performance, the bonus payout in any year may range from 0% to 200% of the target bonus. Like our Executive Bonus Plan, the CEO Bonus Plan also contains a "claw back" right for the Company to recover any bonus payment made to the CEO in the event the Company must file a material restatement of its financial statements as a result of fraud or misconduct by the CEO.

For fiscal year 2010 the target bonus for Mr. Maheswaran was 125% of his base salary. The CEO Bonus Plan contained four weighted factors: (i) Operating Income performance, (ii) Net Revenue Growth (year over year), (iii) Earnings Per Share ("EPS") Growth and Net Revenue Performance as compared to the CEO Bonus Peers

(defined below), and (iv) the evaluation of the CEO's individual performance by the Board of Directors. These factors and their weighting are described below:

•
Operating Income Performance - 40% of the target bonus was based on the Company's attainment of non-GAAP operating income goals. This portion of the CEO Bonus Plan is calculated in the same manner and per the same guidelines and method of determination as the Company Performance Portion of the Executive Bonus Plan as discussed above;

•
Net Revenue Growth - 25% of the target bonus was based on revenue achievement goals. Attainment of this portion of the CEO Bonus Plan is calculated using the following formula (provided the resulting percentage cannot be greater than 200% nor less than 0%):

Attainment Percentage	=	100% multiplied by	(fiscal year 2010 Net Revenue minus 4xQ4 fiscal year 2009 Net Revenue) (Net Revenue from the 2010 Annual Business Plan minus 4xQ4 fiscal year 2009 Net Revenue)
•
EPS and Net Revenue Performance compared to CEO Bonus Peers -20% of the target bonus was based on the Company's achievements in revenue growth and EPS growth, as measured relative to such growth at the following companies (collectively the "CEO Bonus Peers"), which were selected and established as the CEO Bonus Peers by the Compensation Committee at the start of fiscal year 2010:

  Fairchild Semiconductor; Integrated Device Technology, Inc.; Intersil Corporation; Linear Technology Corporation; Maxim Integrated Products, Inc.; Micrel, Incorporated; Microsemi Corporation; Monolithic Power Systems, Inc.; ON Semiconductor Corporation; and Texas Instruments Incorporated.

The Compensation Committee determined that it was appropriate to use a different set of companies for CEO Bonus Plan purposes compared to those used for benchmarking of our other NEOs. These fiscal year 2010 CEO Bonus Peers were specifically selected for use in relation to our CEO based on similarities to the Company in terms of industry focus, business unit product lines, business characteristics, and status as a competitor of the Company in whole or in material part. The selected group of companies establishes an industry-representative set of directly competitive companies, and the Compensation Committee believes that comparison to and measurement against the performance of the CEO Bonus Peers provides a meaningful performance incentive to Mr. Maheswaran. Attainment of this portion of the CEO Bonus Plan is calculated by reference to the following chart indicating the level of Company performance and the corresponding percentage of attainment:

Revenue Growth Relative to CEO Bonus Peers	Earnings Per Share Growth Relative to CEO Bonus Peers	Percentage of Attainment

Below 50th percentile	Below 50th percentile	0%

Below 50th percentile	50th percentile or better	50%

50th percentile or better	Below 50th percentile	50%

At or above 50th percentile but below 75th percentile	At or above 50th percentile but below 75th percentile	100%

75th percentile or better	At or above 50th percentile but below 75th percentile	150%

At or above 50th percentile but below 75th percentile	75th percentile or better	150%

75th percentile or better	75th percentile or better	200%

•
Board of Directors CEO Performance Evaluation - 15% of the target bonus is based on the assessment by the Board of Directors of the CEO's overall performance and leadership. Each Non-Employee Director evaluates the CEO's performance in five major categories:

  1.
  Strategy - including establishment of, and attainment in relation to, annual and longer range strategic objectives.

  2.
  Operations - including overall operational effectiveness and results, measured in part by factors such as effectiveness in research and development spending, costs of quality, and revenue per employee metrics.

  3.
  Finance and Human Capital - including overall quality, transparency and accuracy of financial reporting both external and to the Board, and overall employee morale, retention rates, and motivation.

  4.
  Board Relations - including overall level, frequency, availability, and materiality of interactions with and reports to the Board of Directors in his capacity as CEO.

  5.
  Shareholder relations and value - including analyst, investor, and overall market assessment of the Company as an industry leader and high quality investment.

Evaluation of the CEO's individual performance by each Non-Employee Director involves, by its nature, subjective judgments made in good faith, in considering factors that are included in and relevant to the major categories noted above.

The Chairman of the Board provides the summarized results of this annual evaluation to the Compensation Committee. The Compensation Committee considers the evaluation report and establishes an award from 0% to 200% of the target attributable to this factor.

As noted above for the Executive Bonus Plan, the Compensation Committee retains broad discretion (up or down, including withholding entirely) part or all of a proposed bonus payment.

Fiscal Year 2010 CEO Bonus Plan Targets and Results

Operating Income Performance - The operating income goal and scoring matrix for the CEO Bonus Plan is the same as that set for the Executive Bonus Plan described above. For fiscal year 2010, the non-GAAP operating income goal was set at $55,000,000 as a part of the ABP process. At the time the fiscal year 2010 non-GAAP operating income goal was set, the Compensation Committee's judgment was that this goal would be difficult to achieve. Our non-GAAP operating income achieved in fiscal year 2009 was $63,000,000. Going into fiscal year 2010, all business intelligence, forecasts, and projections available to the Compensation Committee and the Company, for both the Company as well as for the CEO Bonus Peers, strongly supported the expectation that fiscal year 2010 would be a "down" year compared to fiscal year 2009. As such, the fiscal year 2010 non-GAAP operating income target was set as an end-results number, without consideration of any year-over-year comparison. However, as a result of the Company's extraordinary efforts at cost reductions and generation of sales in fiscal year 2010, the non-GAAP operating income achieved was $62,000,000, exceeding the target goal.

Net Revenue Year-over-Year - The Net Revenue goal was set at four times the net revenue actually achieved in the fourth quarter of fiscal year 2009, resulting in a target for this element of $250,800,000. The Compensation Committee judged that in the economic environment at the time, with the global business forecasts available to us, and with the forward forecasts being made by our peers, achieving that level of net revenue would be very difficult. As a result of extraordinary efforts, the Net Revenue for fiscal year 2010 was $287,000,000, significantly exceeding the target goal.

CEO Bonus Peers EPS and Net Revenue Performance - The combined measurement of Company performance in this portion of CEO Bonus Plan elements exceeded not less than the 80th percentile of the CEO Bonus Peers in both EPS Growth and Net Revenue Growth. Our EPS growth year over year was at the 80th percentile of the CEO Bonus Peers. The Company's net revenue performance for the full fiscal year 2010 was a decline of only 3%

year over year. This net revenue performance was better than all other companies in the CEO Bonus Peers, putting the Company at the 100th percentile of the CEO Bonus Peers for net revenue performance.

Board of Directors CEO Performance Evaluation - The Board evaluated the CEO's performance for fiscal year 2010 as exceptional in all of the rating categories previously described. An individual performance factor of 190% was applied.

CEO Bonus Payment for Fiscal Year 2010

Based on the established goals and the results described above, for fiscal year 2010 Mr. Maheswaran received a total payout under the CEO Bonus Plan of $768,332. The Compensation Committee did not exercise any negative discretion as to the amount, based on Mr. Maheswaran's superior performance across all relevant categories.

In terms of the distribution of his total payout compared to the target bonus components, Mr. Maheswaran received the following:

• Operating Income Performance - 110% of the portion of the target award based on non-GAAP operating income as a result of non-GAAP operating income in fiscal year 2010 being 13% over the ABP target. This element of Mr. Maheswaran's bonus was consistent with bonus payments to our other executives in relation to non-GAAP operating income performance in fiscal year 2010.

• Net Revenue Year over Year - 149.6% of the portion of the target award based on the revenue factor after calculation of the formula described in the CEO Bonus Plan.

• CEO Bonus Peers EPS and Net Revenue Performance - 200% of the portion of the target award based on how well our revenue growth and EPS growth compared to the CEO Bonus Peers, as the Company performed above the 75th percentile for each of the applicable metrics.

• Board of Directors CEO Performance Evaluation - 190% of the portion of the target award attributable to his individual performance, based on our Board's highly favorable assessment of Mr. Maheswaran's individual performance and guidance of the Company in fiscal year 2010. Highlights included Mr. Maheswaran's overall leadership, his development and leadership of his management team, his improvements in the Company's strategic planning process, the successful acquisition and integration of Sierra Monolithics, Inc. into the Company, the improved management of Company inventories, and his leadership of the Company through the difficult economic conditions present in the earlier quarters of the fiscal year, and resulting full fiscal year results.

Equity Incentive Awards

The Compensation Committee believes that equity incentive awards serve to align the interests of executives with those of shareholders, motivate executives to create and sustain value in the Company over a longer-term than cash bonus awards, and encourage our executives to avoid taking excessive risks that might have a significant short term or prolonged negative impact on our stock price. There are five types of equity incentive awards applicable to our NEOs (excluding the SMI executives, who do not currently participate in these equity incentive award programs):

  •
  stock options

  •
  performance-based stock options

  •
  restricted stock awards

  •
  performance-based restricted stock units

  •
  restricted stock units granted to help our executives satisfy our executive stock ownership guidelines.

In determining the aggregate amount of equity incentive awards to grant an executive, the Compensation Committee considers the value of such awards in comparison to awards to comparable executives within our Peer Group. The Compensation Committee believes that in years, such as our fiscal year 2010, in which the Company outperforms its peers and successfully executes on its annual business plan, equity-based incentives granted to our NEOs during the fiscal year should be positioned between the 50th percentile and the 75th percentile for executives in equivalent positions within our Peer Group. In addition, in making equity awards, the Compensation

Committee considers the individual's performance, the expense to the Company for equity grants under applicable accounting standards, the potential dilutive effect such grants may have on existing shareholders, and, for our CEO, the accumulated wealth prior equity awards have created.

In considering which type of equity grant to make to an executive, the Compensation Committee considers the motivational effect each such award will have. Stock options are considered to have the highest motivational effect, in that an increasing stock price that is sustained is required for the executive to receive value over the exercise price when stock coming from a stock option is sold. However, restricted stock or unit grants, while always having some intrinsic value, have similar motivational aspects in encouraging executives to achieve performance that is intended to generate results that will be directly tied to our stock price, and will result in increasing that price.

The Compensation Committee believes that generally more than half of our restricted stock or unit awards should be performance-based with the remainder being time/service-based. This distribution between performance and time bases is believed to provide complimentary motivations for performance, giving the executive the ability to secure benefits both in nearer term (i.e. annual vesting) as well as at the end of multi-year (i.e. performance based) periods.

In fiscal year 2010, allocation of the value of the equity awards which are performance-based (stock options and performance-based restricted stock unit awards) compared to equity awards which are service-based (restricted stock or unit awards and executive ownership restricted stock unit awards), valued as of the grant date, were as follows:

Executive	Performance-Based Equity Grants	Service-Based Equity Grants

Mr. Maheswaran	77%	23%

Mr. Chukwu	58%	42%

Mr. Harper	50%	50%

Mr. Dantec	56%	44%

Mr. Kim	54%	46%

Mr. Pohlman	56%	44%

Non-Qualified Stock Options

The Compensation Committee believes stock option grants are a useful tool to motivate executives to focus on overall corporate performance over the long-term and to align their interests with those of our stockholders. This occurs because our stock option grants provide economic value to our executives only if our stock price increases from the date of the grant to the date the stock option is exercised and the stock is sold. Excluding certain previously issued stock options that were rolled over for the SMI executive other than Mr. Harper, all of our stock option grants to our executives are considered "non-qualified" for tax purposes, which generally provide a more favorable tax benefit to the Company than "incentive stock options." Generally, stock option grants to our NEOs (other than Mr. Harper) vest annually over a three year period from the date of grant and terminate six years from the date of grant and, unless otherwise provided for in the plan documents or in a written agreement with the NEO, cease vesting on termination of employment.

Stock Options with EPS-Growth Vesting Requirement

At the time he was hired, Mr. Maheswaran was granted the option to purchase up to 250,000 shares of Company stock subject to a performance-based vesting requirement. A portion of these options were to vest each year, but only to the extent the EPS of the Company grew at a rate that was equal to or better than the average EPS growth at certain specified companies, considered as a group. Twenty-five percent of the award vested in any year in which the Company's EPS equals the average EPS of the specified companies. The grant of these options also included the potential for incremental additional vesting depending on how much better the Company did in its EPS performance. Incremental additional vesting of up to a maximum of 50% of the shares vesting in any year was provided for if the Company's EPS exceeded that of all of the specified companies. As of the start of fiscal year 2010, 125,000 of these options had vested in accordance with the applicable vesting criteria and timelines. Subsequently, the Compensation Committee determined that the performance criteria were satisfied as to the remaining unvested portion of these options, and as a result, they vested during fiscal year 2010 on April 3, 2009.

Restricted Stock Awards (Stock and Units)

The Compensation Committee believes grants of Restricted Stock Awards are particularly useful to motivate executives to avoid undue risk and to align their interests with those of our stockholders. This is because our grants of Restricted Stock Awards have intrinsic economic value which correlates directly to our stock price. Thus, the value of a Restricted Stock Award can go up or down depending on the changes to our stock price over time. While Restricted Stock Awards will always have some intrinsic value as long as our stock remains marketable, we believe our executives are motivated to seek to increase the intrinsic value through Company performance that is reflected in favorable and sustainable increases in our stock price. Actions or business decisions carrying risks that might reduce our stock price are clearly discouraged by the correlation between the intrinsic value of these awards and the growth of our stock price. Our Restricted Stock Awards represent a contingent right to receive one share of our common stock or, in the Compensation Committee's discretion, the payment of cash for each unit in an amount equal to our share price. Restricted Stock Awards to our NEOs (other than Mr. Harper) vest annually over three years from the date of grant and, unless otherwise provided for in the plan documents or in a written agreement with the NEO, cease vesting on termination of employment.

Performance-Based Restricted Stock Units

Our Performance-Based Restricted Stock Units vest only on achievement of certain goals related to cumulative net revenue and cumulative operating income achieved over an applicable three year fiscal year performance period and measured on a non-GAAP basis, as described above. The applicable target goals are set such that a heavier weighting is assigned to operating income than to net revenue, in that the Compensation Committee seeks to motivate executive officers to ensure that revenue gains translate into significant operating income. Because the cumulative three year revenue and income goals are set well in advance of the end of the performance periods and are set at levels that could be challenging to attain, we believe these grants induce our executives to focus on sustained and increasing long-term multi-year revenue and income growth. The applicable three-year goals are set based on factors and assumptions made as of the time of award. Goals for a particular fiscal year may differ depending on the year in which the related award was granted. For example, if an award was granted in fiscal year 2009 with three years of performance targets, the target for fiscal year 2011 for that award might be different than the target for fiscal year 2011 relating to an award that was granted in fiscal year 2010.

The number of Performance-Based Restricted Stock Units that can vest will range from 0% to 200% of the original target award, depending on the actual revenue and operating income generated by the Company compared to target levels in the given three fiscal years applicable to the award. If the performance goals are met, one half of any vested Performance-Based Restricted Stock Units will be payable in an equal number of shares of the Company's common stock; the other half will be payable in cash, based on the closing price of the Company's common stock on the last day of the performance period. Performance-Based Restricted Stock Units granted to our NEOs (other than Mr. Harper) vest three years from the date of grant, subject to the Company's attainment of the applicable performance goals and, unless otherwise provided for in the plan documents or in a written agreement with the NEO, cease vesting on termination of employment.

The three year fiscal period ending with completion of our fiscal year 2010 (fiscal years 2008-2010) represented the first full measurement period applicable to our first set of Performance-Based Restricted Stock Unit awards to executive officers. The fiscal year 2008 through fiscal year 2010 cumulative net revenue and operating income targets set at the time of those awards were not achieved at levels that have resulted in any vesting of units. The applicable targets were set at the start of fiscal year 2008 based on assumptions made at the time of award, which assumptions turned out to be significantly impacted by the global economic challenges that arose in the ensuing years. No adjustment, revision, or other discretionary remedy was applied at any time during the three fiscal year measurement period to override the end result of the actual applicable Company performance. The Compensation Committee believes that this result, while unfortunate, reflects the true "pay for performance" basis and intent of these Performance-Based Restricted Stock Units. Once established based on the then best judgments of management and the Compensation Committee, however aggressive or optimistic, the performance thresholds and targets are fixed for the given three-year period.

Executive Ownership Restricted Stock Units

To help our executives achieve the level of executive stock ownership targeted by the Compensation Committee, the Compensation Committee granted Executive Ownership Restricted Stock Units to our executives (other than the SMI executives). The Compensation Committee believes these grants further its goal of aligning executives' interests with those of stockholders by rewarding executives for long-term performance and requiring long-term holding of the underlying equity. It is the intention of the Compensation Committee to grant Executive Ownership Restricted Stock Units on an annual basis to each of our executive officers (currently excluding the SMI executives) in an amount equal to 20% of their then current base salary, so that after five years an executive will have met the goal of equity ownership in an amount approximately equal in value to the executive's base salary. The vested portion of Executive Ownership Restricted Stock Units is generally payable only six months after the executive's employment with the Company terminates. Executive Ownership Restricted Stock Units granted in fiscal year 2010 vest on either the fourth or fifth anniversary of the date of grant, depending on the date the executive began participating in the plan. Vesting is subject to and contingent on the executive's continued employment with the Company to the applicable vesting date.

The SMI Executives

Both SMI executives received equity awards from the Company on joining the Company in December 2009. In connection with the Company's acquisition of SMI, the Compensation Committee granted 50,000 time based stock units and 50,000 performance based stock units to Mr. Harper under the Company's 2009 Long-Term Equity Inducement Plan. The time based stock unit awards vest in four equal annual installments on the anniversaries of the date of award, subject to Mr. Harper's continued employment with the Company through each vesting date. The performance based stock units vest, subject to the applicable performance conditions, on conclusion of a period ending two years from the date of award. Vesting is calculated and determined based on attainment of applicable cumulative net revenue and operating income for the SMI business unit during the two-year period. The SMI plan operating income and net revenue targets are measured on a non-GAAP basis for the SMI business unit. Adjustments are made for non-recurring or extraordinary matters in a manner comparable to, and consistent with, the Compensation Committee's judgment applied to the ABP financial goals discussed above in relation to annual cash incentive awards. If Mr. Harper's employment with the Company ends for any reason prior to the end of the applicable two year period, then all of the stock units subject to the performance-based award terminate as of the date of his termination of employment. Further details on awards made to Mr. Harper are included below as part of the Report on Executive Compensation.

The amount of these grants to Mr. Harper were established based on negotiations between Mr. Harper and the Company as part of the SMI acquisition process. The Compensation Committee determined that the grants made to Mr. Harper were necessary to secure his employment with the Company following the acquisition. Mr. Harper is considered a key executive whose continued service is seen as being essential to the integration and performance of SMI following the acquisition. Mr. Harper did not receive any equity awards from the Company comparable to awards made to all other NEOs as discussed below under the heading "Summary of Fiscal Year 2011 Compensation Decisions." It is uncertain at this time whether in fiscal year 2012 or beyond either of the SMI executives would be considered for or will be granted one or more of the five applicable forms of equity awards described above.

Timing of and Policies For Equity Awards

We will not time or select the grant dates of any stock options or stock-based awards in coordination with our release of material non-public information, nor will we have any policy, program, plan or practice to do so. In 2008, the Compensation Committee adopted specific policies regarding the grant dates of stock options and stock-based awards for our executive officers and employees:

•    General Procedures: The Compensation Committee sets an annual meeting schedule in advance of each fiscal year. Regular scheduled meetings of the Compensation Committee are put on the calendar at that time. Equity awards will only be approved at such regularly scheduled meetings of the Compensation Committee, unless the full Board of Directors authorizes the Compensation Committee to approve equity awards at another meeting held during the fiscal year. Authority for awarding equity awards is retained exclusively by the Compensation Committee, and may not be delegated to any member of management, or any other committee. Equity awards will not be approved at any time by written consent.

•    New Hire Grants: The grant date of awards to newly hired executive officers and employees is the date of the next regularly scheduled meeting of the Compensation Committee following the date of hire (provided such meeting is more than two weeks following the date of hire), on approval of such award by the Compensation Committee at such meeting. The exercise price of all new hire stock options equals the closing price of our common stock on the grant date.

•    Annual Grants: The Compensation Committee approves the annual award grants to our executive officers and employees at applicable regularly scheduled meetings of the Compensation Committee held during the fiscal year. All annual equity awards are presented for approval at the regularly scheduled Compensation Committee meetings as follows:

  •
  For executive officers - the first regularly scheduled meeting held in the first quarter of the fiscal year.

  •
  For all other employees - the regularly scheduled meeting held in the third quarter of the fiscal year.

•    Other Grants: Other grants may be made at regularly scheduled meetings of the Compensation Committee to employees other than executive officers. Such grants may be made in connection with a promotion, special recognition, employee retention, or other bases per managerial or supervisory recommendation. All such other grants are presented to the Compensation Committee with a recommendation from the Chief Executive Officer and Vice President Human Resources. The Compensation Committee retains final discretion as to whether any such recommended equity awards will be made.

Other Compensation

Perquisites & Benefits

During fiscal year 2010, we did not provide any significant perquisites to our NEOs. We did provide our NEOs with certain benefits at the same level and offering made available to other employees, including our 401(k) plan, health care plans, life insurance plans, and other welfare benefit programs. Additionally, each of our employees working at our Neuchatel, Switzerland facilities, including Mr. Dantec who resides and works in Europe, is provided the benefit of participating in our defined contribution pension benefit plan arrangements established for our employees pursuant to applicable Swiss retirement insurance laws.

In addition to the standard benefits offered all employees, our U.S. based executives (other than the SMI executives) and other senior managers are eligible to participate in our Deferred Compensation Plan. The Deferred Compensation Plan allows our executives to elect to defer base salary and/or bonus income. Deferred income may be allocated to and used by the participant for and among a variety of purposes, including retirement or other "in service" personal goals or objectives (e.g. college tuition, home ownership, etc.). The Deferred Compensation Plan is unfunded and unsecured, however the Company maintains life insurance policies on the lives of certain current and former participants in the plan, the benefit and accrued value of which is intended to cover a majority of the plan's accrued liability. Historically, the Company matched, on a dollar-for-dollar basis, up to the first 20% of employee contributions for the CEO and CFO, up to the first 15% for participants at the Vice President level, and up to the first 10% for other participants. Effective January 26, 2009, reflecting the challenging economy and the Company's efforts at controlling certain discretionary costs, the Company suspended the matching contribution on behalf of all participants, which suspension remained in effect throughout our fiscal year 2010. Effective February 1, 2010, the Company has resumed the matching program for the Deferred Compensation Plan per the matching percentages noted above.

Severance

The Compensation Committee evaluates the level of severance benefits, if any, to be provided to a NEO on a case-by-case basis. Only Mr. Maheswaran and Mr. Dantec are covered by severance agreements.

At the time Mr. Maheswaran was hired in 2006, the Compensation Committee determined that providing him with certain severance protections was material to attracting him to the Company and appropriate in light of his position within the Company, his overall compensation package and the post-employment restrictions he would be subject to after he may no longer be working for the Company. In the event the employment of Mr. Maheswaran is terminated for reasons other than death, disability or "cause," or if he terminates the employment for "good reason," within 30 days of a good reason event, as those terms are defined in his offer letter as amended, he will now be entitled to twelve months of his annual base salary, and twelve months continued welfare plan (medical, dental, life and long-term disability insurance) coverage. All of these benefits are contingent on Mr. Maheswaran's execution of a release agreement which, among other things, releases the Company from liability relating to his employment and the termination of his employment.

"Good reason" as defined in Mr. Maheswaran's offer letter, as amended, includes the fact that Mr. Maheswaran may terminate his employment with the Company and be entitled to severance benefits if the Company fails to nominate him to stand for election as a director for so long as he is its Chief Executive Officer and an incumbent director, unless such nomination is prohibited by law or by any applicable listing standard. See "Potential Payments on Termination or Change in Control" elsewhere in this Proxy Statement.

Our agreement with Mr. Dantec provides that he may be terminated by the Company only by providing him three months advance notice. In addition to the notice requirement, should the Company terminate his employment, the Company must pay Mr. Dantec severance equal to three months of his salary, unless he has committed gross misconduct in which case no severance is owed.

If, within 18 months of the consummation of the SMI acquisition, a SMI executive is terminated by the Company for "cause" or by the executive for "good reason" (in each case, as defined in the agreement governing the terms of the acquisition), the SMI executive's options assumed by the Company in connection with the acquisition which would vest within 12 months from the date of termination would vest immediately.

Change in Control Benefits

The Compensation Committee generally does not believe any executive should be entitled to severance benefits merely because a change in control occurs. However, in recognition of the continued reliance the Company would place on Mr. Maheswaran leading up to and during such a critical time and the need to provide a material inducement for him to remain with the Company during such time, pursuant to his original employment offer letter, the Company provides Mr. Maheswaran with certain enhanced severance benefits if, within twelve months following a "change in control," his employment is terminated for reasons other than death, disability or "cause," or if he terminates the employment for "good reason," within 30 days of a good reason event, as those terms are defined in his offer letter, as amended.

In the event the employment of Mr. Maheswaran is terminated under such circumstances, he will now be entitled to cash severance benefits equal to two times his annual base salary, two times his annual target bonus, a pro-rated bonus for the fiscal year of the termination, and up to twenty-four months continued welfare plan (medical, dental, life and long-term disability insurance) coverage. In addition, when Mr. Maheswaran was hired in 2006, the Company agreed to reimburse him for the full amount of any excise taxes imposed on or arising from our severance benefits paid to him as a result of a change in control. Using the criteria and assumptions under applicable SEC requirements for pro-forma hypothetical calculations as included in the section below under the heading "Potential Payments on Termination or Change in Control," we currently estimate that excise tax might be imposed if a change of control does occur. All of these benefits are contingent on Mr. Maheswaran's execution of a release agreement which, among other things, releases the Company from liability relating to his employment.

Also, under the terms of our 1998 and 2008 shareholder approved equity incentive plans ("1998 Plan" and "2008 Plan"), if there is a change in control of the Company and the successor entity does not assume the obligation for the stock option or other equity-based award, then most unvested stock options and other equity based awards will become fully vested if, within 12 months following a "change in control," the participant is terminated by the Company without cause or a "constructive termination" of the participant occurs (as those terms are defined in the applicable Plan).

For our performance-based restricted stock units, on a "change in control," if the surviving entity does not assume or continue the applicable award in effect per its original terms, the performance period will terminate immediately prior to such event and the number of units that vest will be determined. To determine the number of units that will vest in such event, the applicable performance goals are pro-rated to reflect the shortened performance period, then the Company's actual performance in the shortened period is determined and evaluated against the adjusted performance goals.

In addition, our Deferred Compensation Plan provides for vesting of account balances attributable to Company matching contributions on involuntary termination within 18 months of a change in control.

Other Compensation Policies

Stock Ownership Guidelines

To further our objective of aligning the interests of management with stockholders, in fiscal year 2009, the Compensation Committee adopted Company stock ownership guidelines for our executive officers. Under the guidelines, each of our executive officers should acquire and maintain a level of ownership of Company stock that has a value approximately equal to their base salary. The ownership level is to be achieved within five years of the effective date of the guidelines (for officers serving as of the adoption of the guidelines) or the date the person first becomes an executive officer for newly hired or promoted executive officers. To facilitate our executives meeting this requirement, we have granted and expect to continue to grant, annually, Executive Ownership Restricted Stock Units to our executive officers. Neither of the SMI executives is currently subject to these stock ownership guidelines, but may become subject to these guidelines at a future date.

Description of Employment Arrangements

All of our NEOs are employed on an at-will basis and none are employed under an employment agreement for a fixed term. We do, however, issue written offer letters to prospective employees that set forth their initial compensation and other material terms including, in the case of Mr. Maheswaran and Mr. Dantec, post-termination severance obligations.

Section 162(m) Considerations

For federal and most state income tax purposes, no more than $1 million of compensation paid to the chief executive officer and certain other executive officers may be deducted in a taxable year unless the compensation is performance based. Stock options awarded under the Company's long-term equity incentive plans are intended to meet the requirements for deductible performance-based compensation. Certain of our other incentive plans may also qualify for such tax treatment. However, the Company's goal of preserving the deductibility of compensation is secondary in importance to achievement of its compensation objectives. The Compensation Committee retains discretion to grant time-based restricted stock and other forms of non-performance-based compensation when it determines the importance of meeting the Company's compensation objectives outweighs the potential loss of a tax deduction to the Company.

Summary of Fiscal Year 2011 Compensation Decisions

Effective on March 2, 2010, Mr. Maheswaran's annual base salary was increased from $410,050 to $450,000. Information provided by our compensation consultant, Mercer (US), Inc., regarding base salaries paid to Chief Executive Officers at the Peer Group was used to evaluate Mr. Maheswaran's base salary. The increase was granted based on the following factors: Mr. Maheswaran's base salary was not increased during the previous three fiscal years (ignoring the cancellation in fiscal year 2009 of a separately paid car allowance amount, payment of which was merged with base salary); his increased responsibilities as a result of the Company's December 2009 acquisition of SMI; and the Board's extremely favorable evaluation of his overall performance during fiscal year 2010.

Mr. Maheswaran received a grant of 200,000 restricted stock units on March 29, 2010. The restricted stock units vest 25% on the date of grant, and 25% on each of the first three anniversaries of March 29, 2010, subject to Mr. Maheswaran's continued employment through each such vesting date. The Company common stock underlying the restricted stock units will be delivered to Mr. Maheswaran on the three-year anniversary of each applicable vesting date.

Annual equity awards to our NEOs (excluding Mr. Harper) were made, effective March 2, 2010, as follows:

Named Executive Officer	Non-qualified Stock Options	Restricted Stock Units	Performance- Based Restricted Stock Units	Executive Ownership Restricted Stock Units

Mr. Maheswaran
Chief Executive Officer	48,000	19,000	39,000	4,000

Mr. Chukwu
Vice President Finance and Chief Financial Officer	19,000	14,000	14,000	2,700

Mr. Dantec
SVP & GM, Advanced Communication and Sensing Products	23,000	11,500	11,500	3,200

Mr. Kim
SVP, Worldwide Sales and Marketing	19,000	11,000	11,000	2,800

Mr. Pohlman
SVP & GM, Protection Products	24,000	11,500	11,500	3,000

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based on this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement, portions of which are incorporated by reference in the Company's Annual Report on Form 10-K for fiscal year 2010.

Respectfully submitted by THE COMPENSATION COMMITTEE

W. Dean Baker, Chair                        Glen M. Antle                        John L. Piotrowski

This Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above currently comprise the Compensation Committee. All three directors served on the Committee during all of fiscal year 2010. No member of our Compensation Committee during fiscal year 2010 is or has been an executive officer or employee of the Company, and no member of the Compensation Committee had any relationship requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers now serve, or served during fiscal year 2010, as a director or a member of a compensation committee (or other committee performing an equivalent function) of another entity that had one of its executive officers serving on our Board or Compensation Committee during fiscal year 2010 or currently.

 EXECUTIVE COMPENSATION

The following table presents a summary of the total compensation paid to our NEOs during fiscal year 2010.

SUMMARY COMPENSATION TABLE – FISCAL YEAR 2010

Name and Principal Position	Year	Base Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total

Mr. Maheswaran	2010	$410,050	$–	$1,250,467	$202,502	$768,332	$–	$2,631,352
Chief Executive Officer	2009	409,231	–	1,088,560	254,615	452,337	90,265	2,295,008
	2008	396,234	–	1,180,200	386,875	600,000	244,754	2,808,063

Mr. Chukwu	2010	260,000	–	394,594	80,157	250,000	–	984,751
Chief Financial Officer	2009	241,787	–	429,100	106,938	183,040	55,680	1,016,545
	2008	210,716	50,000	940,650	936,238	154,000	95,026	2,386,630

Mr. Harper (4)	2010	28,665	–	1,680,000	–	–	–	1,708,655
SVP Strategy and Systems	2009	–	–	–	–	–	–	–
Innovation Group	2008	–	–	–	–	–	–	–

Mr. Dantec (4)	2010	292,085	–	329,265	97,032	220,000	49,458	987,840
SVP & GM, Advanced	2009	287,789	–	369,420	127,308	161,995	46,336	992,848
Communications and
Sensing Products	2008	–	–	–	–	–	–	–

Mr. Pohlman	2010	237,251	–	328,142	101,251	255,000	–	921,644
SVP & GM,	2009	226,094	–	366,740	162,954	165,000	36,323	957,111
Protection Products	2008	215,588	–	380,375	247,600	157,500	48,861	1,049,924

Mr. Kim (4)	2010	243,887	–	315,974	80,157	240,000	–	880,018
VP, Worldwide Sales	2009	239,232	–	355,340	106,938	158,443	62,719	922,672
and Marketing	2008	226,443	–	788,500	371,400	138,000	62,206	1,586,549

(1)
The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award and option award amounts reflected in the table are computed in accordance with Accounting Standards Codification ("ASC") Topic 718 based on assumptions set forth in Note 9 to the financial statements included in the Company's Form 10-K filed with the SEC on April 1, 2010. The awards are valued as of the date of grant, disregarding any estimate of forfeitures related to service-based vesting conditions. There were no forfeitures by the executives during the Company's fiscal year ended January 31, 2010.

Amounts for fiscal years 2009 and 2008 have been revalued based on aggregate grant date fair market value. Our Performance-based Restricted Stock Units settle 50% in shares and 50% in cash. The cash portion of each fiscal year award was remeasured as of the final trading date of the applicable fiscal year.

(2)
Amounts set forth in the Non-Equity Incentive Plan Compensation column for fiscal year 2010 reflect the amounts paid to our CEO under our CEO Bonus Plan and amounts paid to our other NEOs under the terms of our Executive Bonus Plan. The amounts shown for each fiscal year represent payments made for performance in the fiscal year that were made in the following fiscal year.

(3)
In addition to the contributions to our 401(k) Plan, deferred compensation plans and a governmentally mandated international defined-contribution pension plan described in the following table, All Other Compensation for fiscal years prior to fiscal year 2010 includes a car allowance for each of our NEOs (other than Mr. Harper and Mr. Dantec) payable in fiscal year 2008 and part of fiscal year 2009 until cancelled as a separate allowance and merged into base salaries, and amounts received by Mr. Maheswaran, Mr. Chukwu and Mr. Kim in connection with the refund in fiscal year 2009 of excess contributions under our Executive Compensation Plan (see "Non-Qualified Deferred Compensation – Fiscal Year 2010"). Mr. Dantec receives a car allowance and a family allowance which are included in his "All Other Compensation" in addition the Company's contributions to his Swiss defined contribution pension plan.

Employer Contributions to Compensation Plans

Name	401K Plan	Deferred Compensation Plan	Statutory (Swiss) Defined-Contribution Pension Plan

Mr. Maheswaran	$–	$–	$–

Mr. Chukwu	–	–	–

Mr. Harper	–	–	–

Mr. Dantec	–	–	42,391

Mr. Kim	–	–	–

Mr. Pohlman	–	–	–

(4)
Mr. Harper is a NEO for the first time in fiscal year 2010. Mr. Dantec became a NEO for the first time in fiscal year 2009.

Grants of Plan-Based Awards in Fiscal Year 2010

The following table presents information regarding the equity awards granted to the NEOs during fiscal year 2010 and the non-equity incentive awards granted during fiscal year 2010. The material terms of each award are described below under "Description of Plan-Based Awards."

GRANTS OF PLAN-BASED AWARDS – FISCAL YEAR 2010 (1)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Options Awards (per share)
											Grant Date Fair Value of Stock and Option Awards (5)

Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum

Mr. Maheswaran		$102,513	$512,563	$820,100				–		$–	–
NQ	2/24/2009	–	–	–	–	–	–	–	48,000	11.23	202,502
RSU	2/24/2009	–	–	–	–	–	–	19,000	–	–	213,370
PSU	2/24/2009	–	–	–	9,500	19,000	38,000	–	–	–	248,995
OSU	2/24/2009	–	–	–	–	–	–	7,400	–	–	83,102
PSU	3/11/2009	–	–	–	25,000	50,000	100,000	–	–	–	705,000

Mr. Chukwu		31,200	208,000	332,800	–	–	–	–	–	–	–
NQ	2/24/2009	–	–	–	–	–	–	–	19,000	11.23	80,157
RSU	2/24/2009	–	–	–	–	–	–	14,000	–	–	157,220
PSU	2/24/2009	–	–	–	7,000	14,000	28,000	–	–	–	183,470
OSU	2/24/2009	–	–	–	–	–	–	4,800	–	–	53,904

Mr. Harper		32,700	65,400	81,750	–	–	–	–	–	–	–
RSU	12/9/2009	–	–	–	–	–	–	50,000	–	–	840,000
PSU	12/9/2009	–	–	–	32,500	50,000	50,000	–	–	–	840,000

Mr. Dantec		29,113	194,090	310,544	–	–	–	–	–	–	–
NQ	2/24/2009	–	–	–	–	–	–	–	23,000	11.23	97,032
RSU	2/24/2009	–	–	–	–	–	–	11,500	–	–	129,145
PSU	2/24/2009	–	–	–	5,750	11,500	23,000	–	–	–	150,708
OSU	2/24/2009	–	–	–	–	–	–	4,400	–	–	49,412

Mr. Pohlman		28,350	189,000	302,400	–	–	–	–	–	–	–
NQ	2/24/2009	–	–	–	–	–	–	–	24,000	11.23	101,251
RSU	2/24/2009	–	–	–	–	–	–	11,500	–	–	129,145
PSU	2/24/2009	–	–	–	5,750	11,500	23,000	–	–	–	150,708
OSU	2/24/2009	–	–	–	–	–	–	4,300	–	–	48,289

Mr. Kim		29,250	195,000	312,000	–	–	–	–	–	–	–
NQ	2/24/2009	–	–	–	–	–	–	–	19,000	11.23	80,157
RSU	2/24/2009	–	–	–	–	–	–	11,000	–	–	123,530
PSU	2/24/2009	–	–	–	5,500	11,000	22,000	–	–	–	144,155
OSU	2/24/2009	–	–	–	–	–	–	4,300	–	–	48,289

  Legend

NQ	Non-Qualified Stock Options	PSU	Performance-Based Restricted Stock Unit Award
RSU	Restricted Stock Units	OSU	Executive Ownership Restricted Stock Unit
(1)
All equity awards were made pursuant to the Semtech Corporation Long-Term Equity Incentive Plan, as amended and restated (the "2008 Plan") with the exception of awards made to Mr. Harper which were made pursuant to the 2009 Semtech Corporation Long-Term Equity Inducement Plan. The terms of all awards are described above under the heading "COMPENSATION DISCUSSION AND ANALYSIS."

(2)
All Non-Equity Incentive Plan Awards made to Mr. Maheswaran were made pursuant to the terms of our CEO Bonus Plan adopted in March 2009. All Non-Equity Incentive Plan Awards made to our other NEOs (other than Mr. Harper) were made pursuant to the terms of our Executive Bonus Plan. On adoption of the CEO Bonus Plan, Mr. Maheswaran became ineligible to receive awards pursuant to the Executive Bonus Plan. All Non-Equity Incentive Plan Awards were paid to executives in fiscal year 2011 for their efforts in fiscal year 2010. There is no guaranteed minimum under the applicable plan. For each NEO, the "Threshold" represents the amount which would be paid assuming no amount is attributed to their individual performance and each factor attributed to Company performance is paid at the lowest level at which any payout is still made; the "Target" represents the executive's base salary multiplied by the target award percentage established for the executive; and the "Maximum" represents the maximum amount payable pursuant to the applicable plan assuming the maximum amount is attributed to their individual performance and each factor attributed to Company performance is paid at the maximum level. Pursuant to its terms, the maximum amount payable to Mr. Maheswaran under the CEO Bonus Plan is limited to 200% of his base salary.

(3)
These columns represent awards of Performance – Based Restricted Stock Units. The terms of such awards are described above under the heading "COMPENSATION DISCUSSION AND ANALYSIS." There is no guaranteed minimum payout.

(4)
The awards reflected in this column represent Restricted Stock Units and Executive Ownership Restricted Stock Units. The terms of such awards are described above under the heading "COMPENSATION DISCUSSION AND ANALYSIS."

(5)
The valuation of equity awards is computed in accordance with ASC Topic 718 and based on assumptions set forth in Note 9 to the financial statements filed with the Company's Form 10-K filed with the SEC on April 1, 2010. The awards are valued as of the date of grant, disregarding any estimate of forfeitures related to service-based vesting conditions. The Performance-Based Restricted Stock Units (PSU) included in this table, with the exception of Mr. Harper's, are settled 50% in cash and 50% in shares. The cash portion of the award has been remeasured as of the last trading day of the fiscal year. The value shown in the table for Mr. Harper's PSU is based on the Target performance level of 100%, which is also the maximum level payable under the award.

Description of Fiscal Year 2010 Plan-Based Awards

Non-Equity Incentive Plan Awards

As described above under the heading "COMPENSATION DISCUSSION AND ANALYSIS," we have two non-equity incentive plans applicable to our NEOs (other than Mr. Harper), i.e. our CEO Bonus Plan for Mr. Maheswaran and our Executive Bonus Plan for our other NEOs. These plans generally provide a cash payout only in the event certain pre-established Company and individual performance objectives are met. Under the plans, each named executive has a targeted bonus potential expressed as a percentage of salary. In fiscal year 2010, payouts to Mr. Maheswaran were based on our operating income, net revenue growth, net revenue and EPS compared to similar industry peers and our board of director's assessment of his individual performance. For our other NEOs (excluding Mr. Harper), payouts were based on our operating income and assessments of their individual performance by our CEO, as approved by the Compensation Committee. The applicable performance criteria and targets in place for fiscal year 2010 under our CEO Bonus Plan and our Executive Bonus Plan are discussed in detail above under the heading "COMPENSATION DISCUSSION AND ANALYSIS." Awards under these plans are generally only paid to executives who are employed by the Company on the date awards are paid, which generally occurs in the first quarter following the end of the applicable fiscal year. The plans also include a right of the Company to recover any payment to an executive in the event the executive's fraud or misconduct led to the need for a material restatement of the Company's financial statements for the applicable fiscal year.

Equity Incentive Plan Awards

In fiscal year 2010, we granted four types of equity incentive awards to our NEOs other than Mr. Harper: "non-qualified" stock options ("NQ-Options"), restricted stock units ("RSUs"), performance-based restricted stock units ("PSUs"), and restricted stock units granted to help our executives satisfy our executive stock ownership guidelines ("OSUs"). These equity incentive awards are described above under the heading "COMPENSATION DISCUSSION AND ANALYSIS." All equity awards made in fiscal year 2010 (excluding awards to Mr. Harper) were made pursuant to the Semtech Corporation Long-Term Stock Incentive Plan, as amended and restated (the "2008 Plan"), and the award certificates applicable to such awards. Awards of NQ-Options and RSUs vest over three years from the date of their grant. Awards of RSUs and OSUs represent a right to receive one share of Company common stock or, at the Company's discretion, the payment of cash for each unit in an amount equal to the Company's share price. The Company currently intends to continue its historic practice of settling these awards in Company common stock. Awards of PSUs generally vest three years from the date of their grant and only to the extent the Company achieves certain pre-established performance objectives relating to cumulative net revenue and cumulative operating income over the vesting period. These revenue and income goals are set far in advance of the end of the performance periods and are set at levels that are recognized as representing highly challenging but attainable goals at the time the levels are established. Half of any vested PSUs are payable in an equal number of shares of our common stock and the other half are payable in cash based on the closing price of the Company's common stock on the last day of the vesting period. Awards of OSUs vest on the fifth anniversary of the date of the grant and are generally payable only six months after the executive's employment with the Company terminates.

In fiscal year 2010, we granted time-based and performance-based restricted stock units to Mr. Harper in connection with our acquisition of SMI. The amount of these grants was established based on negotiations between Mr. Harper and the Company as part of the acquisition process. The grants were made pursuant to the Semtech Corporation 2009 Long-Term Equity Inducement Plan and the associated form of award certificate. These awards are described above under the heading "COMPENSATION DISCUSSION AND ANALYSIS" and represent the right to receive one share of our common stock. The time based stock unit awards vest in four equal annual installments on the anniversaries of the date of award, subject to Mr. Harper's continued employment with the Company through each vesting date. The performance based stock units vest on conclusion of a period ending two years from the date of award. Vesting is calculated and determined based on attainment of applicable cumulative net revenue and operating income for the SMI business unit during the two-year period. The applicable performance goals for net revenue and operating income targets are measured on a non-GAAP basis for the SMI business unit. Adjustments are made for non-recurring or extraordinary matters in a manner comparable to, and consistent with, the Compensation Committee's judgment applied to the ABP financial goals discussed above under the heading "COMPENSATION DISCUSSION AND ANALYSIS" in relation to annual cash incentive awards. If Mr. Harper's employment with the Company ends for any reason prior to the end of the applicable two year period, then all of the stock units subject to the performance-based award terminate as of the date of his termination of employment.

None of the equity incentive awards granted in fiscal year 2010 entitle the recipient to dividend rights, except for inducement awards under the 2009 Long-Term Equity Inducement Plan. Such inducement awards provide for adjustment in the number of units under the award in the event of any dividend to be paid by the Company, which adjustment is payable in Company stock. Such right to receive dividends is forfeited, however, to the extent the underlying shares do not vest. As described more fully under the heading "Potential Payments On Termination or Change in Control" below, under certain circumstances the vesting of some or all of our equity awards to our NEOs will be accelerated on the executive's termination from the Company or on a change in control.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table presents information regarding the outstanding equity awards held by each NEOs as of January 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010 (split-adjusted)

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price (Per Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested

Mr. Maheswaran
3/11/2009 – PSU (2)	–		–	$–		–	$–	50,000	$749,000

2/24/2009 – NQ (3)	–	48,000	–	11.23	2/24/2015	–	–	–	–

2/24/2009 – OSU (1)	–	–	–	–		7,400	110,852	–	–

2/24/2009 – PSU (2)	–	–	–	–		–	–	19,000	284,620

2/24/2009 – RSU (4)	–	–	–	–		19,000	284,620	–	–

3/14/2008 – OSU (1)	–	–	–	–		6,400	95,872	–	–

2/28/2008 – NQ (3)	16,667	33,333	–	13.15	2/28/2014	–	–	–	–

2/28/2008 – PSU (2)	–	–	–	–		–	–	60,000	898,800

2/28/2008 – RSA (4)	–	–	–	–		13,333	199,728	–	–

6/6/2007 – NQ (3)	33,333	16,667	–	16.14	6/6/2013	–	–	–	–

6/6/2007 – PSU (2)	–	–	–	–		–	–	60,000	898,800

6/6/2007 – RSA (4)	–	–	–	–		6,667	99,872	–	–

4/3/2006 – NQ (3)	187,500	62,500	–	17.89	4/3/2012	–	–	–	–

4/3/2006 – NQ (5)	250,000	–	–	17.89	4/3/2012	–	–	–	–

4/3/2006 – RSA (6)	–	–	–	–		6,250	93,625	–	–

TOTAL	487,500	160,500	–			59,050	$884,569	189,000	$2,831,220

Mr. Chukwu

2/24/2009 – NQ (3)	–	19,000	–	$11.23	2/24/2015	–	$–	–	$–

2/24/2009 – OSU (1)	–	–	–	–		4,800	71,904	–	–

2/24/2009 – PSU (2)	–	–	–	–		–	–	14,000	209,720

2/24/2009 – RSU (4)	–	–	–	–		14,000	209,720	–	–

3/14/2008 – OSU (1)	–	–	–	–		3,500	52,430	–	–

2/28/2008 – NQ (3)	7,000	14,000	–	13.15	2/28/2014	–	–	–	–

2/28/2008 – PSU (2)	–	–	–	–		–	–	15,000	224,700

2/28/2008 – RSA (4)	–	–	–	–		10,000	149,800	–	–

6/06/2007 – NQ (3)	80,667	40,333	–	16.14	6/6/2013	–	–	–	–

6/6/2007 – PSU (2)	–	–	–	–		–	–	15,000	224,700

6/6/2007 – RSA (4)	–	–	–	–		15,000	224,700	–	–

TOTAL	87,667	73,333	–			47,300	$708,554	44,000	$659,120

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010 (split-adjusted)

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price (Per Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested

Mr. Harper

12/09/2009 – RSU (4)	–	–	–	–	–	50,000	$749,000	–	$–

12/09/2009 – PSU (7)	–	–	–	–	–	–	–	50,000	749,000

TOTAL	–	–	–			50,000	$749,000	50,000	$749,000

Mr. Dantec

2/24/2009 – NQ (3)	–	23,000	–	$11.23	2/24/2020	–	$–	–	$–

2/24/2009 – OSU (1)	–	–	–	–		4,400	65,912	–	–

2/24/2009 – PSU (2)	–	–	–	–		–	–	11,500	172,270

2/24/2009 – RSU (4)	–	–	–	–		11,500	172,270	–	–

3/14/2008 – OSU (1)	–	–	–	–		3,800	56,924	–	–

2/28/2008 – NQ (3)	8,334	16,666	–	13.15	2/28/2019	–	–	–	–

2/28/2008 – PSU (2)	–	–		–		–	–	12,500	187,250

2/28/2008 – RSA (4)	–	–		–		8,333	124,828	–	–

6/6/2007 – NQ (3)	16,667	8,333	–	16.14	6/6/2018	–	–	–	–

6/6/2007 – PSU (2)	–	–		–		–	–	12,500	187,250

6/6/2007 – RSA (4)	–	–		–		7,500	112,350	–	–

9/29/2005 – NQ (3)	30,000	–	–	15.54	09/29/16	–	–	–	–

TOTAL	55,001	47,999	–			35,533	$532,284	36,500	$546,770

Mr. Pohlman

2/24/2009 – NQ (3)	–	24,000	–	$11.23	2/24/2015	–	$–	–	$–

2/24/2009 – OSU (1)	–	–	–	–		4,300	64,414	–	–

2/24/2009 – PSU (2)	–	–	–	–		–	–	11,500	172,270

2/24/2009 – RSU (4)	–	–	–	–		11,500	172,270	–	–

3/14/2008 – OSU (1)	–	–	–	–		3,600	53,928	–	–

2/28/2008 – NQ (3)	10,667	21,333	–	13.15	02/28/2014	–	–	–	–

2/28/2008 – PSU (2)	–	–	–	–		–	–	12,500	187,250

2/28/2008 – RSA (4)	–	–	–	–		8,333	124,828	–	–

6/6/2007 – NQ (3)	21,333	10,667	–	16.14	06/06/2013	–	–	–	–

6/6/2007 – PSU (3)	–	–	–	–		–	–	12,500	187,250

6/6/2007 – RSA (4)	–	–	–	–		4,167	62,422	–	–

9/29/2005 – NQ (3)	50,000	–	–	15.54	09/29/2015	–	–	–	–

8/18/2004 – NQ (3)	45,000	–	–	17.48	08/18/2014	–	–	–	–

8/21/2003 – NQ (3)	40,000	–	–	17.35	08/21/2013	–	–	–	–

8/29/2002 – NQ (3)	40,000	–	–	14.05	08/29/2012	–	–	–	–

10/3/2001 – NQ (3)	15,000	–	–	25.67	10/03/2011	–	–	–	–

12/22/2000 – NQ (3)	20,000	–	–	15.38	12/22/2010	–	–	–	–

05/11/2000 – NQ (3)	60,000	–	–	25.88	05/11/2010	–	–	–	–

TOTAL	302,000	56,000	–			31,900	$477,862	36,500	$546,770

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010 (split-adjusted)

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price (Per Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested

Mr. Kim

2/24/2009 – NQ (3)	–	19,000	–	$11.23	2/24/2015	–	$–	–	$–

2/24/2009 – OSU (1)	–	–	–	–		4,300	64,414	–	–

2/24/2009 – PSU (2)	–	–	–	–		–	–	11,000	164,780

2/24/2009 – RSU (4)	–	–	–	–		11,000	164,780	–	–

3/14/2008 – OSU (1)	–	–	–	–		3,700	55,426	–	–

2/28/2008 – NQ (3)	7,000	14,000	–	13.15	2/28/2014	–	–	–	–

2/28/2008 – PSU (2)	–	–	–	–		–	–	12,000	179,760

2/28/2008 – RSA (4)	–	–	–	–		8,000	119,840	–	–

6/06/2007 – NQ (3)	32,000	16,000	–	16.14	6/6/2013	–	–	–	–

6/6/2007 – PSU (2)	–	–	–	–		–	–	10,000	149,800

6/6/2007 – RSA (4)	–	–	–	–		13,333	199,728	–	–

9/29/2005 – NQ (3)	18,000	–	–	15.54	9/29/2015	–	–	–	–

8/18/2004 – NQ (3)	15,000	–	–	17.48	8/18/2014	–	–	–	–

5/20/2004 – NQ (3)	20,000	–	–	22.13	5/20/2014	–	–	–	–

8/21/2003 – NQ (3)	15,000	–	–	17.35	8/21/2013	–	–	–	–

8/29/2002 – NQ (3)	6,050	–	–	14.05	8/29/2012	–	–	–	–

10/3/2001 – NQ (3)	10,000	–	–	25.67	10/3/2011	–	–	–	–

12/22/2000 – NQ (3)	15,000	–	–	15.38	12/22/2010	–	–	–	–

TOTAL	138,050	49,000	–			40,333	$604,188	33,000	$494,340

Legend	NQ	Non-Qualified Stock Options	PSU	Performance-Based Restricted Stock Unit Award
	OSU	Executive Ownership Restricted Stock Units	RSA	Restricted Stock Awards
			RSU	Restricted Stock Units
(1)
The Executive Ownership Restricted Stock Units (OSU) granted on March 14, 2008 vest on March 14, 2013 and those granted on February 24, 2009 vest on February 24, 2013.

(2)
The Performance-Based Restricted Stock Units (PSU), with the exception of Mr. Harper's, vest based on achievement of certain goals related to cumulative net revenue and cumulative operating income over a stated performance period. If such goals are satisfied, the PSUs granted on June 6, 2007 vest on January 25, 2010, those granted on February 28, 2008 vest on February 28, 2011 and those granted on February 24, 2009 vest on February 24, 2012 and those granted on December 9, 2009 vest on December 9, 2011.

(3)
These Non-qualified Stock Options (NQ) have a time-based vesting schedule and vest in approximately three or four equal annual installments on the anniversary date of the applicable grant, as indicated:

Grant Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date	4th Vesting Date

2/24/2009	2/24/2010	2/24/2011	2/24/2012	–

2/28/2008	2/28/2009	2/28/2010	2/28/2011	–

6/6/2007	6/6/2008	6/6/2009	6/6/2010	–

4/3/2006	4/3/2007	4/3/2008	4/3/2009	4/3/2010

9/29/2005	9/29/2006	9/29/2007	9/29/2008	9/29/2009

8/18/2004	8/18/2005	8/18/2006	8/18/2007	8/18/2008

5/20/2004	5/20/2005	5/20/2006	5/20/2007	5/20/2008

8/21/2003	8/21/2004	8/21/2005	8/21/2006	8/21/2007

8/29/2002	8/29/2003	8/29/2004	8/29/2005	8/29/2006

10/3/2001	10/3/2002	10/3/2003	10/3/2004	10/3/2005

12/22/2000	12/22/2001	12/22/2002	12/22/2003	12/22/2004

5/11/2000	5/11/2001	5/11/2002	5/11/2003	5/11/2004

(4)
The Restricted Stock Awards (RSA) and Restricted Stock Units (RSU) have a time-based vesting schedule and vest in approximately three or four (as applicable) equal annual installments as follows:

Grant Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date	4th Vesting Date

6/6/2007	6/6/2008	6/6/2009	6/6/2010	–

2/28/2008	2/28/2009	2/28/2010	2/28/2011	–

2/24/2009	2/24/2010	2/24/2011	2/24/2012	–

12/9/2009*	12/9/2010	12/9/2011	12/9/2012	12/9/2013

*
Applicable to Mr. Harper only.
(5)
As an inducement to join the Company on April 3, 2006, Mr. Maheswaran was issued a performance-vesting stock option. The performance-vesting stock option is subject to vesting on each of the first six anniversaries of the grant date (April 3, 2007; April 3, 2008; April 3, 2009; April 3, 2010; April 3, 2011; and April 3, 2012) based on the Company's annual EPS growth as compared to an annual EPS growth of certain specified companies. No portion of the performance-vesting option was exercisable at the end of fiscal year 2008. The performance criteria were met on the second vesting date, April 3, 2008, resulting in the vesting of the option with respect to 125,000 shares. After the end of fiscal year 2009, the Compensation Committee determined that the performance criteria were met in fiscal year 2009 and the option for the remaining 125,000 shares vested on April 3, 2009.

(6)
As an inducement to join the Company on April 3, 2006, Mr. Maheswaran was issued a restricted stock award. The award is subject to a four-year vesting schedule. The award vested as to 25% of the shares on April 3, 2007 and, subject to Mr. Maheswaran's continued employment, 1/16th of the total shares vest on the first business day of the eighth week of each fiscal quarter thereafter, so that all the shares will be vested approximately four years from the grant date. The specific dates for the vesting after the initial 25% vesting are as follows: June 18, 2007; September 17, 2007; December 17, 2007; March 17, 2008; June 16, 2008; September 15, 2008; December 15, 2008; March 16, 2009; June 15, 2009; September 14, 2009; December 14, 2009; and March 22, 2010.

(7)
As an inducement to join the Company on December 9, 2009, Mr. Harper was issued a Performance-Based Restricted Stock Unit (PSU) award. The award will vest two years from the grant date based on cumulative net revenue and operating income during the two-year period.

Option Exercises and Stock Vested in Fiscal Year 2010

The following table identifies option awards that were exercised and restricted stock awards that vested during fiscal year 2010.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2010
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Mr. Maheswaran	–	$–	38,333	$596,018

Mr. Chukwu	–	–	20,000	301,900

Mr. Dantec	–	–	11,667	170,537

Mr. Kim	53,368	211,372	17,333	263,128

Mr. Pohlman	–	–	8,333	116,493

Non-Qualified Deferred Compensation – Fiscal Year 2010

Certain of our NEOs elect to receive some of their compensation on a deferred basis under the Deferred Compensation Plan. A participant may elect to defer up to 80% of his or her base salary and performance-based compensation. In fiscal year 2010, the Company suspended its practice of matching certain portions of participant contributions to the Deferred Compensation Plan. Prior to fiscal year 2010, the Company matched up to the first 20% of base salary deferred by the Chief Executive Officer and Chief Financial Officer, up to the first 15% of base salary deferred by participants at the Vice President level and up to the first 10% of base salary deferred by all other participants. Participants are always 100% vested in their deferrals and the earnings thereon. Matching contributions made by the Company vest 25% per year beginning one year after the contribution. Amounts in participant accounts may generally be deferred until a specified date, death, disability, a change of control or termination of employment. At the participant's election, deferrals will generally be paid in a lump sum or in annual installments over a period of up to 20 years. Withdrawals may be made for unforeseeable emergencies and some amounts (generally pre-2005 deferrals) may be withdrawn subject to a penalty. Earnings on the account of each executive are credited to such executive based on the performance of investment vehicles chosen by the executive from a selection offered to all plan participants by the plan's administrator. Executives may elect to change the investment vehicles applicable to their accounts at any time. Effective February 1, 2010, the Company has resumed the matching program for the Deferred Compensation Plan at the matching percentages noted above. The earnings associated with the Deferred Compensation Plan are related to plan participant elections made in relation to the available mutual fund investment choices as provided through the Deferred Compensation Plan.

NON-QUALIFIED DEFERRED COMPENSATION – FISCAL YEAR 2010

Name	Executive Contributions In Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (3)

Mr. Maheswaran	$172,477	$–	$138,193	$0	$630,236

Mr. Chukwu	52,000	–	61,695	0	252,447

Mr. Dantec	–	42,391	–	0	–

Mr. Kim	36,583	–	79,305	0	328,511

Mr. Pohlman	3,115	–	225,050	0	874,419

1)
All of the amounts reported as Executive Contributions are included in the Salary column of the "Summary Compensation Table – Fiscal Year 2010" above.

2)
All of the amounts reported as Registrant Contributions are included in the All Other Compensation column of the "Summary Compensation Table – Fiscal Year 2010" above.

3)
Includes unvested amounts attributable to the Company's contributions and earnings thereon. All amounts within the Aggregate Balance for each NEO were included in Summary Compensation Tables for previous years, to the extent the executive was named in such tables and the amounts were so required to be reported in such tables.

Potential Payments On Termination or Change in Control

Mr. Maheswaran's Offer Letter

The written offer letter (the "Offer Letter") given to Mr. Maheswaran in 2006 at the time he was first employed by the Company, and amended in December 2008 to comply with Section 409A of the Internal Revenue Code, provides for certain severance benefits to be paid to him in connection with a termination of employment under the circumstances described below. Specifically, should we terminate his employment without "cause" or he terminates his employment "for good reason" the Offer Letter provides Mr. Maheswaran the right to receive twelve months of base salary and continued welfare benefits as well as accelerated vesting of an additional 25% of each of the outstanding equity awards granted to him at the time of his initial employment (the "Inducement Awards"). If his employment is terminated within twelve months following a "change of control" the Offer Letter provides Mr. Maheswaran the right to receive a lump-sum payment equal to twenty-four months of base salary and continued welfare benefits for up to twenty-four months, accelerated vesting of all remaining Inducement Awards, a pro-rated portion of the amount of his target award under the CEO Bonus Plan for the fiscal year of termination, an amount equal to two times his target award under the CEO Bonus Plan for the fiscal year of termination, and an amount sufficient to reimburse him for the tax consequences of any excise tax imposed on the severance payments made to him (i.e. a full excise tax gross-up payment). All of these payments are conditioned on Mr. Maheswaran's execution of a release of claims in favor of the Company and compliance with certain post-employment restrictions.

"Good reason" as defined in Mr. Maheswaran's offer letter, as amended, includes the fact that Mr. Maheswaran may terminate his employment with the Company and be entitled to severance benefits if the Company fails to nominate him to stand for election as a director for so long as he is its Chief Executive Officer and an incumbent director, unless such nomination is prohibited by law or by any applicable listing standard.

Awards from the 1998 Plan

Awards (including non-qualified stock options, restricted stock, and restricted stock units) under the Semtech Corporation Long-Term Stock Incentive Plan, as amended and restated (the "1998 Plan"), generally vest on an accelerated basis if, within 12 months following a "change in control," the holder's employment is terminated by the Company without cause or a "constructive termination" of the executive occurs (as those terms are defined in the 1998 Plan). Awards granted to our Non-Employee Directors generally vest on an accelerated basis if certain events occur (each of which is similar to a "change in control"). If a termination of employment is as a result of death or "disability" (as defined in the award certificate), PSUs will continue to be eligible to vest following the termination of employment. However, any PSUs that would vest at the end of the performance period based on attainment of the performance criteria will be pro-rated based on the number of whole months of participation in the performance period before the death or disability. In the event of (a) certain mergers or similar reorganizations under which the Company does not survive (or does not survive as a public company in respect of its common stock), or (b) a change in control, as defined in the award certificate, then, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of the PSUs or the PSUs would otherwise continue in accordance with their terms, the performance period will terminate immediately prior to such event and the number of PSUs that vest will be determined based on achievement on the Company's actual performance for the shortened performance period and after pro-rating the performance goals set forth in the award certificate to reflect the shortened performance period.

Awards from the 2008 Plan

Awards (including non-qualified stock options and restricted stock, but not restricted stock units) under the Semtech Corporation 2008 Long-Term Equity Incentive Plan (the "2008 Plan"), generally vest on an accelerated basis if, within 12 months following a "change in control," the holder's employment is terminated by the Company without cause or a "constructive termination" of the executive occurs (as those terms are defined in the award agreements). Awards granted to our Non-Employee Directors generally vest on an accelerated basis if certain events occur (each of which is similar to a "change in control"). If a termination of employment is as a result of death or "disability" (as defined in the award certificate), PSUs will continue to be eligible to vest following the termination of employment. However, any PSUs that would vest at the end of the performance period based on attainment of the performance criteria will be pro-rated based on the number of whole months of participation in the performance period before the death or disability. On the occurrence of certain mergers, reorganizations, consolidations and other corporate events, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of outstanding awards, then each then-outstanding award granted under the 2008 Plan that is then outstanding shall vest and be exercisable or payable and if not exercised (to the extent such award contains an exercise feature), will terminate. With respect to PSUs, in the event of (a) certain mergers or similar reorganizations under which the Company does not survive (or does not survive as a public company in respect of its common stock), or (b) a change in control, as defined in the award certificate, then, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of the PSUs or the PSUs would otherwise continue in accordance with their terms, the performance period will terminate immediately prior to such event and the number of PSUs that vest will be determined based on achievement on the Company's actual performance for the shortened performance period and after pro-rating the performance goals set forth in the award certificate to reflect the shortened performance period.

Awards from the 2009 Plan

Awards under the Semtech Corporation 2009 Long-Term Equity Inducement Plan (the "2009 Plan") generally are limited to restricted stock units. All restricted stock units (and related dividends) awarded under the 2009 Plan generally will terminate in the event of a participant's termination of employment for any reason before the completion of the performance period. In the event of certain mergers, consolidation, sale of substantially all of the assets or other reorganizations under which the Company does not survive (or does not survive as a public company in respect of its common stock), outstanding unvested restricted stock units granted pursuant to the 2009 Plan generally will vest and become payable unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of such outstanding awards.

The Deferred Compensation Plan

Participants in the Deferred Compensation Plan, including our NEOs, may elect on initial enrollment to have their vested account balances distributed on a change in control. Participants become 100% vested in Company contributions on the following termination events: death; disability, as defined by the Deferred Compensation Plan; or involuntary termination of employment within eighteen months of a "change in control," as defined by the Deferred Compensation Plan. The Deferred Compensation Plan also provides for an additional death benefit, in an amount to be determined by the Compensation Committee, if a participant dies while employed.

Mr. Maheswaran

The table below sets forth potential benefits that Mr. Maheswaran would be entitled to receive from the Company on termination of his employment or a change in control event, assuming occurrence on January 31, 2010. The calculations and results reported in this table make certain assumptions that may or may not correlate to actual events that may occur, and determinations the Company and Mr. Maheswaran may make, on the occurrence of an applicable event. To the extent excise tax under Section 280G of the Internal Revenue Code arises in a given situation, the value of compensation (i.e. tax gross-up) for the additional excise taxation is (i) the amount estimated to be payable (the "Additional Payment") to compensate Mr. Maheswaran for the excise tax due as a result of the compensation received in connection with a change in control, plus (ii) the additional taxes payable due to such Additional Payment. The calculation of whether, and to what extent, any of the compensation noted in the table below would be payable to Mr. Maheswaran has been based on the assumption that the applicable event occurred as of the close of business on the last day of fiscal year 2010, that all preconditions to any form of severance or change in control benefit had occurred in favor of Mr. Maheswaran, and applying the regulations under Section 280G of the Internal Revenue Code. Additionally, we have included, as applicable (including in respect of any accelerated PSUs payable to Mr. Maheswaran), our judgment of how the special rules applicable to amounts considered as payments of reasonable compensation for pre-change in control services would apply.

SEVERANCE BENEFITS PAYABLE TO MR. MAHESWARAN ASSUMING TERMINATION EVENT ON JANUARY 31, 2010

	Benefits per Offer Letter					Other Benefits

Reason for Termination	Base Salary	Non-Equity Incentives	Welfare Insurances	Vesting of Inducement Awards (1)	Tax Gross-up (2)	Vesting of Other Equity Based Awards (3)	Vesting of Company Matching Contributions in Deferred Compensation Plan	Total

Voluntary resignation	$–	$–	$–	$–	$–	$–	$–	$–

Resignation for good reason	410,050	–	14,412	23,406	–	–	–	447,868

Termination without cause	410,050	–	14,412	23,406	–	–	–	447,868

Termination for cause	–	–	–	–	–	–	–	–

Death or Disability	–	–	–	–	–	–	61,216	61,216

Change in control (4)	–	–	–	93,625	–	1,982,874	–	2,076,499

Certain terminations following a change in control (5)	821,000	1,533,979	30,548	–	1,146,416	–	61,216	3,593,159

(1)
The market price of our common stock on January 29, 2010, the last day of our fiscal year 2010, was $14.98, which is less than the exercise price of all unvested options held by Mr. Maheswaran as part of his inducement awards on that date. Accordingly, no value is attributed to the vesting of those options.

(2)
For purposes of calculating the Section 280G excise tax and resulting tax gross up payable to Mr. Maheswaran, we have (i) assigned no value to the restrictive covenants regarding employment by, or consulting for, competitors and (ii) assumed that Mr. Maheswaran's outstanding equity awards would be accelerated and terminated in exchange for a cash payment on the change in control.

(3)
The market price of our common stock on January 29, 2010, the last trading day of our fiscal year 2010, was $14.98 and the compensation portion of the outstanding option awards are included. As described more fully in Note 9 to the Company's financial statements filed with the Company's Form 10-K filed with the SEC on April 1, 2010, the performance based-restricted stock awards (PSUs) held by Mr. Maheswaran on January 31, 2010 (the last day of our fiscal year 2010) that were granted in fiscal years 2008 and 2009 would not meet the pro-rated performance goals required for vesting performance over the shortened performance period ending as of January 31, 2010. Accordingly, notwithstanding a change in control, the 2008 and 2009 PSUs would not vest. The PSUs granted in fiscal year 2010 would be presumed to meet the pro-rated performance goals required for vesting performance over the shortened performance period ending on January 31, 2010. Accordingly, for the purposes of these calculations, we have calculated the applicable vested shares per the methods described in "Change in Control Benefits" in the COMPENSATION DISCUSSION AND ANALYSIS above and included the value of same in these calculations.

(4)
The amounts disclosed in this row, "Change In Control" are benefits that we have assumed will be payable solely on the occurrence of a change in control and do not factor in payments that may be made in connection with certain terminations following a change in control, which are disclosed in the row "Certain Terminations Following A Change In Control." Except as discussed in note 3, we have assumed that all of the equity awards will accelerate. However, under the terms of the various plans and award agreements, awards generally will not accelerate on a change in control to the extent that they are assumed or otherwise remain outstanding.

(5)
The amounts disclosed in this row, "Certain Terminations Following A Change In Control," do not include amounts that we have assumed will be payable solely on the occurrence of a change in control. Those amounts are disclosed in the row "Change in Control." Although certain of the outstanding equity-based awards would accelerate in the event of certain terminations following a change in control to the extent that they were not accelerated in connection with a change in control, we do not disclose those amounts here, because we have assumed that they will accelerate in connection with a change in control. If a change in control and a qualifying termination had both occurred on January 29, 2010, we assume that both the amounts listed in this row as well as the "Change in Control" row would be paid, for a total estimated benefit of $5,669,658.

Other Named Executive Officers

The table below sets forth potential benefits that Messrs. Chukwu, Dantec, Harper, Kim, and Pohlman (the "Other Executives") would be entitled to receive from the Company on termination of their employment, assuming such termination occurred on January 31, 2010.

SEVERANCE BENEFITS PAYABLE TO OTHER EXECUTIVES ASSUMING TERMINATION EVENT ON JANUARY 31, 2010

Reason for Termination	Base Salary	Vesting of Equity Awards (1)	Vesting of Company Matching Contributions in Deferred Compensation Plan	Total

Termination without cause
Mr. Chukwu	$–	$–	$–	$–
Mr. Dantec (2)	73,021	–	–	73,021
Mr. Harper	–	–	–	–
Mr. Kim	–	–	–	–
Mr. Pohlman	–	–	–	–

Death or Disability
Mr. Chukwu	–	–	37,841	37,841
Mr. Dantec	–	–	–	–
Mr. Harper	–	–	–	–
Mr. Kim	–	–	25,347	25,347
Mr. Pohlman	–	–	–	–

Change in Control (3)
Mr. Chukwu	–	998,366	–	998,366
Mr. Dantec (2)	–	807,522	–	807,522
Mr. Harper	–	1,498,000	–	1,498,000
Mr. Kim	–	852,656	–	852,656
Mr. Pohlman	–	765,390	–	765,390

Certain terminations following a change in control (4)
Mr. Chukwu	–	–	37,841	37,841
Mr. Dantec (2)	73,021	–	–	73,021
Mr. Harper	–	–	–	–
Mr. Kim	–	–	25,347	25,347
Mr. Pohlman	–	–		–

(1)
The market price of our common stock on January 29, 2010, the last trading day of our fiscal year and the compensation portion of the outstanding option awards are included. As described more fully in Note 9 to the Company's financial statements filed with the Company's Form 10-K filed with the SEC on April 1, 2010 the performance based-restricted stock awards (PSU) held by the named executive officers on January 31, 2010 (the last day of our fiscal year 2010) that were granted in fiscal year 2008 and 2009 would not meet the pro-rated performance goals required for vesting performance over the shortened performance period ending on January 31, 2010. Accordingly, notwithstanding a change in control, the 2008 and 2009 PSUs would not vest. The PSUs granted in fiscal year 2010 would be presumed to meet the pro-rated performance goals required for vesting performance over the shortened performance period ending on January 31, 2010. Accordingly, for the purposes of these calculations, we have calculated the applicable vested shares per the methods described in "Change in Control Benefits" in the COMPENSATION DISCUSSION AND ANALYSIS above and included the value of same in these calculations.

(2)
The terms of our employment agreement with Mr. Dantec provides that he must be given three months advance notice in the event we wish to terminate his employment with the Company for any reason. If we terminate his employment for any reason other than for his gross misconduct, he is entitled to receive an amount equal to three months salary.

(3)
The amounts disclosed in this row, "Change In Control" are benefits that we have assumed will be payable solely on the occurrence of a change in control and do not factor in payments that may be made in connection with certain terminations following a change in control, which are disclosed in the row "Certain Terminations Following A Change In Control." Except as discussed in note 1, we have assumed that all of the equity awards will accelerate. However, under the terms of the various plans and award agreements, awards generally will not accelerate on a change in control to the extent that they are assumed or otherwise remain outstanding.

(4)
The amounts disclosed in this row, "Certain Terminations Following A Change In Control," do not include amounts that we have assumed will be payable solely on the occurrence of a change in control. Those amounts are disclosed in the row "Change in Control." Although certain of the outstanding equity-based awards would accelerate in the event of certain terminations following a change in control to the extent that they were not accelerated in connection with a change in control, we do not disclose those amounts here, because we have assumed that they will accelerate in connection with a change in control. None of the executives listed in this table are entitled to enhanced severance benefits on account of a termination of employment following a change in control. If a change in control and a qualifying termination had both occurred on January 29, 2010, we assume that both the amounts listed in this row, as well as the "Change in Control" row, would be paid. This would result in a total estimated benefit to Mr. Dantec of $880,543.

 SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The Company currently maintains and administers the following stock-based compensation plans. The plans are:

    •
    2008 Long-Term Equity Incentive Plan

    •
    2009 Long-Term Equity Inducement Plan

    •
    Plans assumed in connection with the acquisition of Sierra Monolithics, Inc. ("SMI") in December 2009.

The Company's 2008 Long-Term Equity Incentive Plan was approved by the Company's stockholders on June 26, 2008, and currently provides for the granting of up to 9,626,341(as of January 31, 2010) shares of common stock in the form of non-qualified and incentive stock options, stock grants or other stock-based awards to employees, non-employee directors and consultants.

For more information about the 2009 Long-Term Equity Inducement Plan, see "Semtech Corporation 2009 Long-Term Equity Inducement Plan" below.

In connection with the Company's acquisition of SMI, the Company assumed the outstanding options under the SMI 2000 and 2007 Plans. These Plans provided for grants to employees, non-employee directors and consultants of non-qualified and incentive stock options under the 2000 Plan and the 2007 Plan, as well as grants of Stock Appreciation Rights, Dividend Equivalent Rights, Restricted Stock and Restricted Stock Units under the 2007 Plan. Pursuant to applicable terms of the Plans as assumed by the Company, no additional grants from shares not previously issued are available under either the 2000 or 2007 Plan. The Company determined that any shares remaining available for issuance under the 2007 Plan as of the acquisition of SMI would not be used for future grants. There were no shares remaining available for future awards under the 2000 Plan as of the acquisition of SMI. Shares returned to either plan as a result of termination of employment of a participant, or other forfeiture, may be used for future awards.

The following table sets forth information with respect to shares of common stock that may be issued under our equity compensation plans as of January 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the issued column) (2)

Equity compensation plans approved by security holders	7,602,488	$16.07	9,626,341

Equity compensation plans not approved by security holders	4,073,465	$19.09	132,270	(3)

Total	11,675,953	$17.07	9,758,611

(1)
Outstanding restricted stock awards, performance-based restricted stock unit awards and executive ownership restricted stock unit awards do not have an exercise price and therefore, are not included in calculating the weighted-average exercise price of outstanding options. The information presented in this table excludes options assumed by the Company in connection with the Company's acquisition of Sierra Monolithics, Inc. in December 2009. As of January 31, 2010, 639,225 shares of the Company's common stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $5.95 per share.

(2)
All of these shares of our common stock remain available for future issuance under our 2008 Long-Term Equity Incentive Plan and may be granted as restricted stock awards, performance-based restricted stock unit awards, executive ownership restricted stock unit awards and other awards other than options.

(3)
Of these shares, 116,161 remain available under our 2009 Long-Term Equity Inducement Plan. For more information about the 2009 Long-Term Equity Inducement Plan, see "Semtech Corporation 2009 Long-Term Equity Inducement Plan" below. The remaining 16,109 shares are from the assumed options of the former Sierra Monolithics, Inc. equity plans. These shares have become available as the result of the employees leaving the service of Semtech. These shares can be granted as options only.

Our equity compensation plans not approved by security holders include the following:

  (1)   Our 1999 Plan.    Our 1999 Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan allowed for the issuance of options for up to 8,000,000 shares of our common stock to non-directors and non-executive officers, however, in connection with the adoption of the Company's 2008 Long-Term Equity Incentive Plan in June 2008, no new awards can be made under the 1999 Plan.

  (2)   Inducement Awards to CEO Maheswaran.    As an inducement to Mr. Maheswaran's entering into employment with the Company, he was awarded certain equity-based compensation. These awards are administered by the Compensation Committee, which has authority to interpret the award provisions and make all required determinations under the awards. Specifically, included within the award were (a) an option to purchase 250,000 shares of our common stock which is subject to a four-year vesting schedule, and (b) an option to purchase 250,000 shares of our common stock which is subject to vesting requirements described above under the heading of Stock Options with EPS-Growth Vesting Requirement in the section entitled "COMPENSATION DISCUSSION AND ANALYSIS" elsewhere in this Proxy Statement. Each of these option awards are at an exercise price of $17.89 per share, the closing price of the stock on March 31, 2006, the trading date immediately preceding the grant date. To the extent not already vested, these awards will vest on Mr. Maheswaran's termination of employment from the Company under certain circumstances, including following a change of control.

  (3)   Semtech Corporation 2009 Long-Term Inducement Plan.    In connection with the Company's acquisition of Sierra Monolithics, Inc. ("SMI") in December 2009, the Compensation Committee adopted the Semtech Corporation 2009 Long-Term Equity Inducement Plan (the "Inducement Plan") effective December 7, 2009. The objective of the Inducement Plan is to provide incentives to attract, retain, and motivate eligible persons whose potential contributions are important to promote the Company's long-term success and the creation of stockholder value, especially as it relates to SMI, which is now a subsidiary of the Company. The Inducement Plan is intended to comply with NASDAQ Listing Rule 5635(c)(4), which governs granting certain awards as a material inducement to an individual entering into employment with the Company. The Inducement Plan was used to grant restricted stock units to certain SMI employees who joined the Company following the acquisition. Following the acquisition, the Inducement Plan has been and may be used for new hire equity grants with respect to individuals who are hired by the Company primarily to provide services to SMI, should the Board or Compensation Committee of the Board determine to do so in the future.

  (4)   Assumed Sierra Monolithics Options.    In connection its acquisition of SMI, Semtech assumed the existing unvested stock options of SMI employees. The terms of each outstanding unvested SMI option at the time of the closing of the acquisition (award amount and price) was adjusted as necessary to provide that, at the time of the acquisition, each unvested SMI option was converted to a Company option.

 REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board has:

  –
  reviewed and discussed the Company's audited financial statements for the fiscal year ended January 31, 2010 with the Company's management and with the Company's independent registered public accounting firm, Ernst & Young LLP;

  –
  discussed with Ernst & Young LLP, the matters required to be discussed by Statement of Auditing Standards No. 114, Communication with Audit Committees, as amended, and adopted by the Public Company Accounting Oversight Board, (PCAOB), in Rule 3200T; and

  –
  received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed the independence of Ernst & Young LLP with that firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended January 31, 2010 be included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Respectfully submitted by THE AUDIT COMMITTEE

    James P. Burra, Chair                Bruce C. Edwards                James T. Lindstrom

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

 RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
(Proposal Number 2)

The Audit Committee has appointed Ernst & Young LLP ("EY") as the Company's independent registered public accountant for fiscal year 2011. EY has served as the Company's independent public accountant since June 2002. Ratification of the appointment of the independent registered public accountant is not required by the Company's Bylaws or applicable law, but has historically been submitted to stockholders as a matter of good corporate governance. No determination has been made as to what action the Board would take if stockholders do not ratify the appointment.

Representatives of EY are expected to attend the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER 2

 Independent Registered Public Accountant Fees

In connection with the audit of our financial statements for the fiscal year ended January 31, 2010 and the fiscal year ended January 25, 2009, we entered into engagement letters with EY which set forth the terms for EY's performance of the audit services. The agreements provide for alternative dispute resolution.

The following table sets forth the aggregate fees billed, or expected to be billed, by EY for the audit of our financial statements for fiscal years 2010 and 2009, and for audit and non-audit services rendered by EY for those years:

	Fiscal Year 2010	Fiscal Year 2009

Audit Fees	$1,178,083	$981,469

Audit-Related Fees	0	0

Tax Fees	$482,932	218,182

All Other Fees	$112,234	0

Total	$1,773,249	$1,199,651

The amounts set forth in the table and below include amounts paid to EY as reimbursement for out-of-pocket expenses associated with performance of the services, but do not include Value Added Tax assessed by some non-U.S. jurisdictions on the amount billed by EY.

During fiscal years 2010 and 2009, each new audit and non-audit engagement of EY was approved in advance by the Audit Committee or its Chairman, and none of those engagements made use of the de minimis exception contained in SEC rules. The Audit Committee has considered the nature and scope of the non-audit services provided by EY and has concluded that EY's performance of these services is compatible with the auditor's independence.

Audit Fees.    EY's Audit Fees totaled $1,178,083 for fiscal year 2010 and $981,469 for fiscal year 2009. This category includes fees for the audit of the Company's financial statements and internal control over financial reporting, and for review of the financial statements included in the Company's Form 10-Qs. This category also includes services the auditor provided in connection with international and domestic statutory and regulatory filings, audit services relating to Sierra Monolithics, Inc. ("SMI") following the acquisition of SMI by the Company in December 2009, and services only the Company's independent registered public accountant can provide, specifically assistance with SEC filings, comment letters, and applying financial accounting principles to specific transactions.

Audit-Related Fees.    No Audit-Related Fees were paid to EY in fiscal years 2010 or 2009.

Tax Fees.    EY's Tax Fees totaled $482,932 fiscal year 2010 and $281,182 for fiscal year 2009. This category includes fees for assistance with transfer pricing, tax return preparation, tax compliance, and for tax consulting services in connection with international entity formation and operation, foreign tax credits, accrued bonuses, contract manufacturing, and the acquisition of Sierra Monolithics, Inc.

All Other Fees.    EY's fees for all other professional services totaled approximately $112,234 for fiscal year 2010. These fees were paid for EY's services rendered in connection with an enterprise risk assessment the Company conducted in fiscal year 2010.

 Policy on Audit Committee Pre-Approval
of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for appointing, compensating, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy calls for an annual review and pre-approval, up to specified dollar limits, of certain types of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. During the year, circumstances may arise when it may become necessary to engage the firm for additional services not contemplated in the original pre-approval categories. In those instances, specific pre-approval must be obtained.

The Audit Committee has delegated to its Chairman the authority to address certain requests for pre-approval of services between meetings of the Audit Committee. The Chairman must report his pre-approval decisions to the Audit Committee at its next scheduled meeting. All engagements to provide services related to internal control must be specifically pre-approved by the Audit Committee and may not be pre-approved in advance by category or by the Chairman between meetings.

OTHER MATTERS

The management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the proxy or their substitutes will have discretion to vote in accordance with their best judgment on such matters.

DOCUMENTS INCORPORATED BY REFERENCE

This Proxy Statement incorporates by reference certain information from our financial statement schedules in our Form 10-K for the fiscal year 2010, filed with the SEC on April 1, 2010. We will promptly provide, on written or oral request and without charge, a copy of the fiscal year 2010 Form 10-K to any person whose proxy is solicited by this statement or any beneficial owner of our common stock. Requests should be directed to Randall H. Holliday, Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111.

71331 FOLD AND DETACH HERE YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. SEMTECH CORPORATION Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Please mark your votes as indicated in this example X The Board of Directors recommends a vote “FOR” Proposals 1 and 2. FOR ALL Nominees: WITHHOLD FOR ALL *EXCEPTIONS FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS 01 Glen M. Antle 02 W. Dean Baker 03 James P. Burra 04 Bruce C. Edwards 05 Rockell N. Hankin 06 James T. Lindstrom 07 Mohan R. Maheswaran 08 John L. Piotrowski (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions 2. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as the Company’s independent registered public accountant for the current fiscal year. Will Attend Meeting YES With discretionary authority to vote such shares with respect to the transaction of such other business as may properly come before the meeting. The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof. The undersigned also acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held June 24, 2010 and the Proxy Statement furnished herewith.

71331 You can now access your Semtech Corporation account online. Access your Semtech Corporation account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Semtech Corporation, now makes it easy and convenient to get current information on your shareholder account. View account status View payment history for dividends View certificate history Make address changes View book-entry information Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 PROXY SEMTECH CORPORATION This Proxy is Solicited on Behalf of the Board of Directors The undersigned stockholder of Semtech Corporation hereby appoints Mohan R. Maheswaran and Emeka Chukwu, and each of them, as attorneys and proxies for the undersigned, each with full power to act without the other and with the power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Semtech Corporation to be held on June 24, 2010 at 11:00 a.m., Los Angeles time, and at any adjournment or postponement thereof, and to vote all of the shares of Common Stock of Semtech Corporation which the undersigned is entitled to vote in accordance with the instructions below and on the reverse hereof. This Proxy, when properly executed, will be voted as directed, or if no direction is indicated, it will be voted FOR proposals 1 and 2. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. FOLD AND DETACH HERE (Continued and to be marked, dated and signed, on the other side)

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
DIRECTIONS FOR ATTENDING THE 2010 ANNUAL MEETING
Directions to the Hyatt Westlake Plaza
SEMTECH CORPORATION ANNUAL MEETING OF STOCKHOLDERS June 24, 2010
PROXY STATEMENT
ELECTION OF DIRECTORS (Proposal Number 1)
CORPORATE GOVERNANCE
CONTACTING THE BOARD OF DIRECTORS
DIRECTOR NOMINATIONS
STOCKHOLDER PROPOSALS
DIRECTOR COMPENSATION
DIRECTOR COMPENSATION POLICY
DIRECTOR COMPENSATION – FISCAL YEAR 2010
BENEFICIAL OWNERSHIP OF SECURITIES
EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
Key Elements of Compensation
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
REPORT OF THE AUDIT COMMITTEE
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT (Proposal Number 2)
Independent Registered Public Accountant Fees
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
OTHER MATTERS
DOCUMENTS INCORPORATED BY REFERENCE